As filed with the Securities and Exchange Commission on November 13, 2014

Registration No. 333-199474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3661	73-1721486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

47669 Fremont Boulevard

Fremont, California 94538

(510) 979-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Omid Tahernia

Chief Executive Officer

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, California 94538

(510) 979-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq.	Andrew S. Hughes, Esq.
Allison Leopold Tilley, Esq.	Vice President, General Counsel
Gabriella A. Lombardi, Esq.	Ikanos Communications, Inc.
Pillsbury Winthrop Shaw Pittman LLP	47669 Fremont Boulevard
2550 Hanover Street	Fremont, California 94538
Palo Alto, California 94304

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 13, 2014

PROSPECTUS

IKANOS COMMUNICATIONS, INC.

Rights to Purchase 144,925,083 Shares of Common Stock

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase 144,925,083 shares of our common stock. We refer to the offering that is the subject of this prospectus as the Rights Offering. In the Rights Offering, you will receive one subscription right for each whole share of common stock owned at 5:00 p.m., Eastern Time, on September 26, 2014, the record date of the Rights Offering, or the Record Date. Each subscription right will entitle you to purchase 1.459707 shares of our common stock, which we refer to as the Basic Subscription Right, at a subscription price of $0.41 per share, which we refer to as the Subscription Price. The Subscription Price represents a 17% premium to the market price per share of our common stock on September 26, 2014, which was the trading day immediately prior to the closing date of the Private Placement described below, and is the identical price at which we sold shares in the Private Placement. If you exercise your Basic Subscription Rights in full, and other stockholders do not fully exercise their Basic Subscription Rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares at the Subscription Price, subject to proration, which we refer to as the Over-Subscription Privilege. Each subscription right consists of a Basic Subscription Right and an Over-Subscription Privilege, which we refer to as the Subscription Right. The Rights Offering has been structured so that each stockholder will, subject to the Over-Subscription Privilege, and if it exercises its Basic Subscription Rights in full, maintain its relative percentage ownership of our company as compared to the pre-Private Placement (as discussed below) ownership of our largest stockholder.

We do not currently have enough shares of our common stock authorized to issue 144,925,083 shares of our common stock in the Rights Offering and have filed a proxy statement with the Securities and Exchange Commission for a special meeting of our stockholders to be held on November 12, 2014 to, among other things, solicit stockholder approval of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, or Share Increase, from 200,000,000 to 425,000,000, or Stockholder Approval, prior to commencing the Rights Offering. Holders of 51.3% of our outstanding shares of common stock entitled to vote at the special meeting of our stockholders have agreed to vote in favor of the Share Increase and for purposes of this prospectus, we have assumed that the Share Increase will be approved.

The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on             , 2014. We may extend the Rights Offering for additional periods at our sole discretion. Once made, all exercises of Subscription Rights are irrevocable.

On September 29, 2014, we announced a collaboration with Alcatel-Lucent International on the development of ultra-broadband products. In connection with the collaboration, also on September 29, 2014, a group of investors affiliated with Tallwood Venture Capital, or the Tallwood Group, and Alcatel-Lucent Participations purchased from us in a private placement an aggregate of 39,634,144 shares of common stock at a per share purchase price equal to the Subscription Price, resulting in gross proceeds to us of approximately $16.25 million, which we refer to as the Private Placement. In the Private Placement, the Tallwood Group purchased 27,439,023 shares of our common stock for $11.25 million and Alcatel-Lucent Participations purchased 12,195,121 shares of our common stock for $5.0 million. The Tallwood Group is our largest single stockholder and held approximately 31.8% of our outstanding common stock at September 26, 2014. Immediately following the Private Placement, the Tallwood Group and Alcatel-Lucent Participations held approximately 42.5% and 8.8% of our outstanding common stock, respectively. Two members of our board of directors are affiliated with the Tallwood Group. Diosdado Banatao, the chairman of our board of directors, is a Founder and Managing Partner of Tallwood Venture Capital, and George Pavlov, a director, is a General Partner of Tallwood Venture Capital. In connection with the Private Placement, we entered into an amended and restated stockholder agreement with the Tallwood Group, or the Stockholder Agreement, pursuant to which the Tallwood Group has agreed to vote all shares beneficially owned by it in favor of the Share Increase. Alcatel-Lucent Participations has also agreed to vote all shares beneficially owned by it in favor of the Share Increase.

In addition, Alcatel-Lucent USA, Inc., an affiliate of Alcatel-Lucent Participations, committed to lend us up to $10.0 million, which we refer to as the ALU Loan, subject to entry into a definitive collaboration agreement and to the terms of a loan agreement, which we refer to as the ALU Loan Agreement. Pursuant to the ALU Loan Agreement, we issued to Alcatel-Lucent Participations a warrant, or the Warrant, to purchase up to 3,157,894 shares of our common stock (subject to adjustment if the ALU Loan is not funded) or the Warrant Shares, at an exercise price of $0.475 per share, as more fully set forth in the ALU Loan Agreement.

We have also entered into a standby purchase agreement, or the Standby Agreement, with the Tallwood Group. Pursuant to the Standby Agreement, the Tallwood Group, which we sometimes refer to as the Standby Purchaser, has agreed to acquire from us $11.25 million, or 27,439,023 shares, of our common stock, less any shares of our common stock it purchases pursuant to the Rights Offering, which we refer to as the Standby Purchase. The Standby Purchase, if any, will be made at a price per share equal to the Subscription Price and will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. Accordingly, the Standby Purchase and the shares of common stock issued thereunder will not be registered pursuant to the registration statement of which this prospectus forms a part. The Tallwood Group’s aggregate investment in us pursuant to the Private Placement, the Rights Offering and the Standby Purchase, if any, will be no less than $22.5 million. The Tallwood Group has indicated it presently intends to purchase $11.25 million of our common stock pursuant to its Basic Subscription Rights. In addition, we are treating the shares purchased by the Tallwood Group in the Private Placement as a credit against its Basic Subscription Rights. As a result, if the Tallwood Group purchases $11.25 million of our common stock pursuant to the exercise of its Basic Subscription Rights, the Tallwood Group will be eligible to exercise its Over-Subscription Privilege and there will be no Standby Purchase.

Upon expiration of the Rights Offering, based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement and the Rights Offering:

•	If all holders of our common stock on the Record Date, or Recordholders, exercise their Basic Subscription Rights in full:

•	we will issue 144,925,083 shares of common stock for an aggregate of $59.4 million and will have 283,842,889 shares of common stock issued and outstanding; and

•	the Tallwood Group will beneficially own an aggregate of 86,494,521 shares, or approximately 30.5% of our then total issued and outstanding shares of common stock.

•	If none of the Recordholders exercise their Basic Subscription Rights:

•	we will sell 27,439,023 shares of common stock to the Tallwood Group in the Standby Purchase for $11.25 million and will have 166,356,829 shares of common stock issued and outstanding; and

•	the Tallwood Group will beneficially own an aggregate of 86,494,521 shares, or approximately 52.0% of our then total issued and outstanding shares of common stock.

Stockholders who exercise their Basic Subscription Rights in full will, subject to the Over-Subscription Privilege, maintain their ownership interest relative to the pre-Private Placement ownership of the Tallwood Group.

Even if none of the Recordholders exercise their Basic Subscription Rights, we believe that the investment of $5.0 million by Alcatel-Lucent Participations in the Private Placement, together with the $11.25 million the Tallwood Group invested in the Private Placement and its additional $11.25 million investment in the Standby Purchase, will provide us with sufficient capital to meet our near term operating needs and progress toward the development of ultra-broadband products with Alcatel-Lucent International. The collaboration with Alcatel-Lucent International is conditioned upon entry into a definitive agreement, and we cannot assure you that we will be able to successfully negotiate and enter into such agreement. If we do not enter into a definitive agreement, among other matters, we will not be able to draw on the ALU Loan.

American Stock Transfer & Trust Company, LLC, or AST, will serve as the Subscription Agent for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. AST will also serve as information agent for the Rights Offering through D.F. King & Co., Inc., a division of AST. If you want to participate in this Rights Offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. For a detailed discussion, see “The Rights Offering – The Subscription Rights.”

Our board of directors reserves the right to terminate the Rights Offering for any reason any time before the closing of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned within 10 business days, without interest or penalty. We expect the Rights Offering to expire on or about             , 2014.

Our common stock is listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “IKAN.” On November 12, 2014, the closing price of our common stock was $0.36 per share. The Subscription Rights are non-transferrable and therefore will not be listed for trading on NASDAQ or any other stock exchange or market. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.

Investing in our common stock involves risks. You should read the “Risk Factors” beginning on page 29 before making your investment decision.

	Per Share	Total(1)
Subscription Price	$0.41	$59,419,284
Estimated expenses	$0.0897	$1,300,000
Proceeds to Ikanos Communications, Inc.	$0.3203	$58,119,284

(1)	Assumes the Rights Offering is fully subscribed.

Our board of directors is making no recommendation regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration date. You may not revoke or revise any exercises of Subscription Rights once made unless we terminate the Rights Offering.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the Subscription Rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this Rights Offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “Ikanos,” “our company,” “we,” “our,” and “us” refer to Ikanos Communications, Inc. and its subsidiaries, except where it is made clear that the term means only Ikanos Communications, Inc.

The Tallwood Group, a group of investors affiliated with Tallwood Venture Capital, participated in the Private Placement and has agreed to be the Standby Purchaser. In addition to the Tallwood Group, other entities affiliated with Tallwood Venture Capital have invested in our company. As used in this prospectus, when referring to the purchase of common stock in the Private Placement or Standby Purchase, the Tallwood Group refers to only those investors who participated in the Private Placement. All other references to the Tallwood Group in this prospectus refer to the Tallwood Group and the other investors affiliated with Tallwood Venture Capital. In addition, depending on the context, we may refer to the Tallwood Group as the Standby Purchaser.

Alcatel-Lucent Participations participated in the Private Placement and one of its affiliates, Alcatel-Lucent USA, Inc., agreed to lend us up to $10.0 million pursuant to the ALU Loan Agreement. We also issued the Warrant to Alcatel-Lucent Participations pursuant to the ALU Loan Agreement. In addition, we announced a collaboration with Alcatel-Lucent International on the development of ultra-broadband products. As used in this prospectus, references to Alcatel-Lucent will refer to Alcatel-Lucent Participations, Alcatel-Lucent USA, Inc. or Alcatel-Lucent International, or any combination of such entities, depending on the context.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements may be identified by use of terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “will,” or the negative of these terms, or other similar expressions and include statements that reflect the current views of our senior management with respect to future events with respect to our business and our industry in general, as well as statements regarding the anticipated execution and benefits of our collaboration with Alcatel-Lucent, the anticipated Rights Offering and the structure thereof, the Standby

Purchase, the dilutive impact of any of the transactions described herein, use of proceeds from the Rights Offering and the Standby Purchase, any additional investment by the Tallwood Group, the anticipated special meeting and related matters, the anticipated increase in shares of common stock available under our 2014 Stock Incentive Plan, the intent to increase the number of shares of our authorized common stock and to use a portion of those shares in the Rights Offering, the intent to grant additional equity awards and the levels of any such awards, our anticipated ability to draw on the ALU Loan, and our market position. Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to our history of losses; the risk that our common stock will be delisted; the volatility of our common stock; the opinions of the securities analysts that publish reports regarding us; stockholder participation in the Rights Offering; obtaining the necessary stockholder approval to increase the number of shares of our authorized common stock and to increase the number of shares available for issuance under our 2014 Stock Incentive Plan; our ability to successfully complete the Rights Offering; our ability to meet the terms and conditions of the ALU Loan Agreement, including funding of the Loan; our ability to complete our collaboration with Alcatel-Lucent; our ability to achieve the anticipated benefits of our collaboration with Alcatel-Lucent; our dependence on a relatively small number of customers; the intensity of the competition we face in the semiconductor industry and the broadband communications market; cyclical and unpredictable decreases in demand for our semiconductors; the length of our sales cycle; that the selling prices of our products are subject to decline over time and may do so more rapidly than we anticipate; market acceptance of our products; timely transition to new products; our ability to manage operating expenses; whether revenue generated by our mature products will decline at a rate greater than anticipated; whether new designs and design wins will result in sales of our products at the levels anticipated, or at all; that our carrier trials will be successful and, if successful, will eventually result in field trials or market deployments; that the delays in new customer product ramps will continue for longer than anticipated; that the rate of acceptance of our new and future products, including our G.fast and ultra-broadband products, by our customers and telecommunications service providers may be lower than anticipated; our ability to complete future products, including our G.fast and ultra-broadband products, when anticipated or at all; macroeconomic or other conditions which may cause our customers to defer purchasing plans or cancel any purchasing plans altogether despite successful design wins or successful field trials; the continued demand by telecommunications service providers for our specific xDSL semiconductor products; our ability to continue to effectively manage our business, operating expenses, and cash position; the failure of telecommunications service providers to implement deployment plans on schedule, or at all, despite increased performance results; our ability to generate demand and close transactions for the sale of our products; competition in the markets in which we operate; and the fact that the products we sell may not satisfy shifting customer demand or compete successfully with our competitors’ products.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, or SEC. We also provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our Current Reports on Form 8-K incorporated by reference herein. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

Moreover, we operate in a very competitive and rapidly changing environment in which new risk factors emerge from time-to-time. It is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this prospectus.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks related to the Rights Offering, the shares of our common stock offered hereby, and our business. We urge you to read this entire prospectus.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to raise additional capital to finance our business, and to give Recordholders the opportunity to purchase their pro rata share of our common stock at the same price as in the Private Placement so that those Recordholders, if they exercise their Basic Subscription Rights in full, would, subject to the Over-Subscription Privilege, maintain their pre-Private Placement ownership interest relative to the Tallwood Group. The Rights Offering is not being conducted as part of a series of transactions that is intended to result in our company going private.

What is the Rights Offering?

We are distributing, at no charge, to Recordholders, non-transferable Subscription Rights to purchase additional shares of our common stock at a price of $0.41 per whole share. You will receive one Subscription Right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right entitles the Recordholder to a Basic Subscription Right and an Over-Subscription Privilege.

What are the Basic Subscription Rights?

For each whole share you owned as of the Record Date, you will receive one Basic Subscription Right, which gives you the opportunity to purchase 1.459707 shares of our common stock. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase 145 shares of our common stock for $0.41 per whole share (or a total payment of $59.45). You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all.

If you are a Recordholder, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed Rights Certificate. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a Rights Certificate. Instead, DTC will issue one Subscription Right to your nominee record holder for each share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Over-Subscription Privilege?

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to purchase a portion of any shares that the other Recordholders do not purchase through the exercise of their Basic Subscription Rights. You should indicate on your Rights Certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your Over-Subscription Privilege.

Subject to stock ownership limitations, if sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro-rata among the Recordholders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those Recordholders owned on the Record Date, relative to the number of shares owned on the Record Date by all Recordholders exercising the Over-Subscription Privilege. If this pro-rata allocation results in any Recordholders receiving a greater number of shares than the Recordholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Recordholder will be allocated only that number of shares for which the Recordholder oversubscribed, and the remaining shares will be allocated among all other Recordholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your Over-Subscription Privilege, you must deliver to the Subscription Agent the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.” To the extent you properly exercise your Over-Subscription Privilege for an amount of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payments will be returned to you within 10 business days after the expiration of the Rights Offering, without interest or penalty.

We will treat the shares purchased by the Tallwood Group in the Private Placement as a credit against its Basic Subscription Rights, such that the shares purchased by the Tallwood Group in the Private Placement will count towards the fulfillment of the Tallwood Group’s Basic Subscription Rights in the Rights Offering.

American Stock Transfer & Trust Company, LLC, our Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

Will fractional shares be paid in cash?

No. Fractional shares will not be issued upon the exercise of the Subscription Rights. Fractional shares of common stock resulting from the exercise of the Subscription Right will be eliminated by rounding down to the nearest whole share, with the aggregate subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned within 10 business days after expiration of the Rights Offering, without interest or penalty.

What effect will the Rights Offering have on our outstanding common stock?

The Private Placement has had a dilutive effect on the holders of our common stock. However, subject to the Over-Subscription Privilege, if you exercise your Basic Subscription Rights in full, your pre-Private Placement ownership interest will be maintained relative to the Tallwood Group. If you do not exercise your Basic Subscription Rights in full, your proportionate ownership interest in our company will further decrease.

Based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement, the Rights Offering and the Share Increase, assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, if the Rights Offering is fully subscribed, we will issue an additional 144,925,083 shares of our common stock after the expiration of the Rights Offering, and will have 283,842,889 shares of our common stock issued and outstanding. If none of the Recordholders exercise their Basic Subscription Rights, we will sell 27,439,023 shares of common stock in the Standby Purchase to the Tallwood Group and will have 166,356,829 shares of common stock issued and outstanding. The exact number of shares that we will issue in this Rights Offering will depend on the number of shares that are subscribed for in the Rights Offering by our stockholders.

The Tallwood Group has indicated its present intent to purchase $11.25 million of our common stock pursuant to its Basic Subscription Rights.

Why is there a Standby Purchaser?

As a condition to its investment, Alcatel-Lucent required the Tallwood Group to commit to invest an aggregate of $22.5 million. This was effected through a Standby Agreement with us and the Tallwood Group. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of at least an aggregate of $27.5 million through the Private Placement, the Rights Offering and the Standby Purchase, if any.

How does the Standby Purchase work?

In the event the Tallwood Group does not purchase at least 27,439,023 shares of our common stock in the Rights Offering, pursuant to the Standby Agreement, the Tallwood Group has agreed to purchase at the Subscription Price in a private offering, or the Standby Purchase, subject to the terms and conditions of the Standby Agreement, a number of shares of our common stock equal to the difference between (i) 27,439,023 and (ii) the number of shares of our common stock purchased by it in the Rights Offering. If the Tallwood Group purchases at least 27,439,023 shares of our common stock in the Rights Offering, it will not be obligated to purchase shares of our common stock in the Standby Purchase. If shares of our common stock are to be purchased pursuant to the Standby Agreement, we expect such Standby Purchase to close within five business days following the expiration of the Rights Offering.

How many shares will the Standby Purchaser own after the Rights Offering?

Based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement and the Rights Offering, if all Recordholders exercise their Basic Subscription Rights in full, the Tallwood Group would beneficially own an aggregate of 86,494,521 shares, or approximately 30.5% of our then total issued and outstanding shares of common stock. If none of the Recordholders exercise their Basic Subscription Rights, the Tallwood Group would still beneficially own an aggregate of 86,494,521 shares as a result of the Standby Purchase, but its holdings would be approximately 52.0% of our then total issued and outstanding shares of common stock.

Is the Standby Purchaser receiving any compensation for its participation in the Standby Purchase?

No. The Standby Purchaser is not receiving compensation for its participation in the Standby Purchase.

How was the Subscription Price determined?

The special committee determined that the Subscription Price would be equal to the same $0.41 price per share paid in the Private Placement, which represents a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the closing date of the Private Placement. The special committee members, who are all independent and disinterested directors, the Tallwood Group and Alcatel-Lucent agreed upon a formula to determine the price per share for the sale of shares of our common stock in the Private Placement. In negotiating the purchase price for the Private Placement, the special committee considered a variety of factors discussed elsewhere in this prospectus.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. On November 12, 2014, the closing price of our common stock was $0.36, which is significantly below the Subscription Price. We cannot assure you that the market price of our common stock will not continue to decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.

Am I required to exercise all of the Basic Subscription Rights I receive in the Rights Offering?

No. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights. If you do not exercise any Basic Subscription Rights, the number of shares of our common stock you own will not change. However, if you choose to not exercise your Basic Subscription Rights in full, your proportionate ownership interest in our company will further decrease. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

How soon must I act to exercise my Subscription Rights?

If you received a Rights Certificate and elect to exercise any or all of your Subscription Rights, the Subscription Agent must receive your completed and signed Rights Certificate and payment for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, including final clearance of any uncertified check, before the Rights Offering expires on             , 2014, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the Rights Offering by which you must provide it with your instructions to exercise your Subscription Rights, along with the required subscription payment.

Although we will make reasonable attempts to provide this prospectus to our stockholders, the Rights Offering and all Subscription Rights will expire on the expiration date, whether or not we have been able to locate each person entitled to Subscription Rights.

May I transfer my Subscription Rights?

No. You may not sell, transfer, or assign your Subscription Rights to anyone. Subscription Rights will not be listed on NASDAQ or any other stock exchange or market. Rights Certificates may be completed only by the stockholder who receives the certificate. The shares of our common stock issuable upon exercise of the Subscription Rights will be listed on NASDAQ.

Has the board of directors or the special committee made a recommendation to stockholders regarding the Rights Offering?

No. Neither our board of directors nor the special committee is making a recommendation regarding your exercise of the Subscription Rights. Stockholders who exercise Subscription Rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. On November 11, 2014, the closing price of our common stock was $0.3576 per share, which is significantly below the Subscription Price. The market price for our common stock may be above the Subscription Price or may be below the Subscription Price. If you exercise your Subscription Rights at the Subscription Price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our shares of common stock.

How do I exercise my Subscription Rights?

If you are a stockholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the Rights Offering, you must deliver a properly completed and signed Rights Certificate, together with payment of the Subscription Price for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, to the Subscription Agent before 5:00 p.m., Eastern Time, on             , 2014. If you are exercising your Subscription Rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

You may also exercise your Subscription Rights by following the procedures for guaranteed delivery described under “The Rights Offering—Notice of Guaranteed Delivery.” In this case, you must deliver the Notice of Guaranteed Delivery and your full subscription payment to the Subscription Agent by the time and date the Rights Offering expires. You must also deliver the properly completed Rights Certificate to the Subscription Agent no later than three business days following the time and date the Rights Offering expires.

What if my shares are held in “street name”?

If you hold your shares of our common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the Subscription Rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this Rights Offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this Rights Offering.

What form of payment is required?

You must timely pay the full subscription price for the full number of shares of our common stock you wish to acquired pursuant to the exercise of Subscription Rights by delivering to the Subscription Agent a:

•	personal check drawn on a U.S. bank;

•	a certified check or bank draft drawn on a U.S. bank; or

•	wire transfer.

If you send payment by uncertified check, payment will not be deemed to have been delivered to the Subscription Agent until the check has cleared.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received.

When will I receive my new shares of common stock?

All shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the holder of record. As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the shares of our common stock purchased pursuant to the Rights Offering. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with shares of our common stock you purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering.

After I send in my payment and Rights Certificate to the Subscription Agent, may I cancel my exercise of Subscription Rights?

No. Exercises of Subscription Rights are irrevocable unless the Rights Offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Subscription Price.

How much will our company receive from the Rights Offering and Standby Purchase?

Assuming that all 144,925,083 shares are sold in the Rights Offering and through the Standby Purchase, we estimate that the gross proceeds from the Rights Offering and Standby Purchase will be approximately $59.4 million, before any deduction for expenses.

Are there risks in exercising my Subscription Rights?

Yes. The exercise of your Subscription Rights involves risks. Exercising your Subscription Rights involves the purchase of additional shares of our common stock and you should consider this investment as carefully as you would consider any other investment. The Subscription Price represents a 17% premium to the market price per share of our common stock on September 26, 2014. On November 12, 2014, the closing price of our common stock was $0.36, which is significantly below the Subscription Price. We cannot assure you that the market price of our common stock will exceed the Subscription Price, nor can we assure you that the market price of our common stock will not further decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. In addition, you should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our shares of common stock.

Can the board of directors terminate or extend the Rights Offering?

Yes. Our board of directors may decide to terminate the Rights Offering at any time and for any reason before the expiration of the Rights Offering. We also have the right to extend the Rights Offering for additional periods at our sole discretion. We do not presently intend to extend the Rights Offering. We will notify stockholders if the Rights Offering is terminated or extended by issuing a press release.

If the Rights Offering is not completed or is terminated, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned within 10 business days after the termination or expiration of the Rights Offering, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

If the Rights Offering is terminated or abandoned will the Tallwood Group purchase shares of our common stock in the Standby Purchase?

Yes. If the Rights Offering is terminated or abandoned, the Tallwood Group will purchase 27,439,023 shares of our common stock at the Subscription Price pursuant to the Standby Agreement.

How do I exercise my Rights if I live outside the United States?

The Subscription Agent will hold Rights Certificates for stockholders having addresses outside the United States. To exercise Subscription Rights, foreign stockholders must notify the Subscription Agent and timely follow other procedures described in the section entitled “The Rights Offering – Foreign Stockholders.”

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Subscription Rights to you or to issue shares to you if you exercise your Subscription Rights. If you exercise your Subscription Rights through a broker, dealer, custodian bank, or other nominee, you are responsible for paying any fees your broker, dealer, bank, or other nominee may charge you.

What are the U.S. federal income tax consequences of exercising my Subscription Rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of Subscription Rights in the Rights Offering. You should consult your tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your subscription documents, Rights Certificate, and subscription payment to the Subscription Agent at the appropriate address indicated below.

If delivering by mail or overnight courier:	If delivering by hand:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 59 Maiden Lane
6201 15th Avenue Brooklyn, New York 11219	New York, New York 10038

You or, if applicable, your nominee are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Rights Certificate, and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering at 5:00 p.m. Eastern Time on             , 2014.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, at (800) 478-5044.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus and the documents incorporated by reference into this prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, the section entitled “Risk Factors” included elsewhere in this prospectus as well as the information contained in the documents to which we have referred to under “Where You Can Find Additional Information.”

IKANOS COMMUNICATIONS, INC.

Overview

We provide semiconductor products and software for delivering high speed broadband and networking solutions to the connected home. Our broadband digital subscriber line, or DSL, processors and other semiconductor offerings power carrier infrastructure for the central office, or CO, which we also refer to as Access, and customer premises equipment, or CPE, which we also refer to as Gateway, for network equipment manufacturers, or NEMs, serving leading telecommunications service providers, or telcos. Our products are at the core of DSL access multiplexers, or DSLAMs, optical network terminals, or ONTs, concentrators, modems, voice over Internet Protocol, or VoIP, terminal adapters, integrated access devices, or IADs, and residential gateways, or RGs. Our products have been deployed by service providers in Asia, Europe, and North and South America and are also actively being evaluated and scheduled to be evaluated by other service providers for deployment in their networks.

Our products reflect advanced designs in silicon, systems, and firmware and are programmable and highly-scalable. Our expertise in integration of our digital signal processor, or DSP, algorithms with advanced digital, analog, and mixed signal semiconductors enables us to offer high-performance, high-density, and low-power asymmetric DSL, or ADSL, and very-high bit rate DSL, or VDSL, products that offer vectoring and bonding to increase speeds of existing telecom carrier copper and hybrid-fiber copper infrastructure. We believe these products support high speed broadband service providers’ multi-play deployment plans to the connected home while keeping their capital and operating expenditures relatively low compared to competing frameworks. Our broadband DSL products consist of high performance Access and Gateway chips. We have demonstrated through our internal testing an aggregate downstream and upstream rate of 300 megabits per second, or Mbps, over a single pair copper line at a distance of up to 200 meters, and 150Mbps aggregate data rate up to a distance of 500 meters. These performance numbers are among the highest rate and reach capabilities currently available in the market using VDSL technology. Our next generation G.fast products for the ultra-broadband market, which are currently in development, will be designed to achieve speeds up to 1Gbps. Our xDSL revenue mix over the last four years has transitioned away from ADSL in favor of VDSL, in-line with global market trends. In 2010, as a percentage of our total A/VDSL revenue, VDSL accounted for approximately 54%, whereas in the first nine months of 2014, this percentage increased to approximately 91%.

In its September 2013 report entitled “Vectoring and Bonding Renews DSL,” the Linley Group estimated that the market for VDSL silicon solutions, or integrated circuits, or ICs, will continue to increase over the next four years as a result of the transition that is taking place in the carrier market from ADSL to VDSL. This transition is expected to result in a significant replacement opportunity for silicon vendors and equipment manufacturers. In addition, the while total port count is not expected to increase significantly over this period, estimated revenue is expected to increase primarily due to the increasing cost per port associated with the transition from ADSL to VDSL, deployment of vectoring, and the emergence of G.fast, which offers high bitrates up to gigabits per second. While G fast technology will serve the portion of the market corresponding to short-loop configuration (<100m), we believe the rest of the market will be addressed through a combination of ADSL and VDSL. Additionally, we believe cross-talk cancellation enabled through vectoring will be equally important for G.fast enabled lines, and as such, we believe the emergence of gigabit broadband and adoption of G.fast will increase the need for carrier deployment of vectoring technology.

We also offer a line of communications processors, or CPs, for residential gateways that support a variety of WAN topologies for telecom carriers and cable multiple system operators, or MSOs, including Ethernet and gigabit Ethernet, passive optical network, or PON, hybrid-fiber-copper network, and wireless broadband. While majority of our silicon solutions are deployed in xDSL networks at global telcos, our CPs are also currently deployed in both cable and fiber-to-the-home, or FTTH, networks. Our CPs are an important part of our diversification strategy to expand our target market beyond xDSL.

In addition to our xDSL and CPs, in 2013 we announced inSIGHT, our suite of CPE-based monitoring and analytics software products. inSIGHT offers carriers the ability to remotely monitor and diagnose line impairments and noise issues to facilitate fast and cost-effective discovery and resolution of service disruptions. While monitoring and diagnostics solutions are not new, we have taken a different approach to the problem by deploying this capability inside the home on the gateway itself versus the traditional network-based solutions. We believe our approach will provide several advantages to telcos, including higher accuracy of impairment detection and faster resolution, which in turn could translate to lower operating expenses for the telcos. inSIGHT has not yet been deployed in the market.

In our 2013 Annual Report on Form 10-K, we provided estimates of the time to production for certain products. The production of our new VX58x family which taped-out during the second quarter of 2014 is now scheduled for 2015 to allow for additional features and testing. The production of our new Vx57x family has been rescheduled to 2015. Our Velocity-3 solution continues in carrier trials and is expected to reach production in 2015. We no longer expect Velocity-Uni to reach production as a result of a change in customer requirements. Our new inSIGHT monitoring and diagnostic software is in field trials, and is expected to be in production in 2015.

Our semiconductor customers consist primarily of NEMs, original design manufacturers, or ODMs, contract manufacturers, or CMs, and original equipment manufacturers, or OEMs, and include vendors such as Sagemcom, Askey Computer Corporation, AVM Corporation, and Hon Hai Precision Industry Co., or Foxconn. Our products are deployed in the networks of telcos such as AT&T, Inc., Bell Canada, Orange S.A. (formerly France Telecom), KDDI Corporation, and Nippon Telegraph and Telephone, or NTT. We believe our products were deployed, by geography, as follows: the Americas, Europe, Asia, and Japan were 27%, 38%, 16%, and 19% in 2012, respectively, 15%, 56%, 11%, and 18% in 2013, respectively, and 17%, 58%, 5%, and 20% in the first nine months of 2014, respectively. We are a fabless semiconductor company with design, development, and sales personnel in the Silicon Valley and Redbank, New Jersey, as well as a research and development facility in India. Our headquarters is in Fremont, California and we had 236 employees globally as of September 29, 2014.

Strategic Relationship with Alcatel-Lucent

On September 29, 2014, in connection with the financing described in greater detail below, we announced a collaboration with Alcatel-Lucent on ultra-broadband products. We anticipate the collaboration will have a material positive impact on our future operations.

In furtherance of the collaboration, we executed a term sheet which outlines certain requirements, deliverables, milestones, payments and other funding under the collaboration as well as certain pricing terms pursuant to which Alcatel-Lucent would purchase products from us. While the term sheet is, for the most part, binding, the terms of the collaboration will be further detailed in one or more definitive agreements, and entry into such definitive agreements is one of several conditions necessary in order for us to receive almost all of the payments and other funding and to draw on the ALU Loan.

Our expectation is that by leveraging the innovation and technical expertise of both companies, we will be able to offer differentiated ultra-broadband products to our entire customer base targeting the growing gigabit broadband market in a range of port configurations and deployment scenarios. As telcos plan their transition to VDSL, vectoring, and G.fast for faster broadband service to their subscribers, we believe the timing for these products is aligned with the needs of the market.

Alcatel-Lucent is one of the top five vendors in the infrastructure xDSL access equipment market according to The Dell’Oro Group. In the last 12 months, as the transition to VDSL has accelerated, Alcatel-Lucent has increased its market share in this segment. According to a second quarter 2014 report by The Dell’Oro Group, Alcatel-Lucent held the top position in VDSL shipments, with 44% market share. On a cumulative basis since inception, Alcatel-Lucent has shipped close to 50 million VDSL2 ports, of which 7.6 million are VDSL2 vectoring ports.

Alcatel-Lucent and Ikanos have a history of collaboration dating back to the mid-2000’s, where the Alcatel-Lucent 7330 ISAM product used an Ikanos (Conexant) chipset for deployments in a wide range of global carriers, including AT&T and Bell Canada. Many of those devices are still in use today. We believe that our new collaboration with Alcatel-Lucent will be an opportunity for us to renew our relationship as a key supplier to Alcatel-Lucent, and will validate our position in the xDSL Access market.

We believe the collaboration will also enable us to increase our share in the Access market. Should Alcatel-Lucent decide to deploy products resulting from our collaboration, we believe our gateway products will also benefit as a result of carrier interest in minimizing interoperability risk when deploying new gear in consumer homes. In addition, end-to-end products from a single silicon vendor also provide an additional opportunity for customized features which allow carriers to differentiate the services they offer their customers.

Recent Financing Transaction

On September 29, 2014, we entered into a securities purchase agreement with the Tallwood Group and Alcatel-Lucent, pursuant to which we sold in the Private Placement $11.25 million and $5.0 million of our common stock to the Tallwood Group and Alcatel-Lucent, respectively, at $0.41 per share for aggregate gross proceeds of approximately $16.25 million. The price represented a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the date of the Private Placement. The Tallwood Group has also agreed to purchase an additional $11.25 million of our common stock in the Rights Offering or the Standby Purchase, as described above.

In addition to Alcatel-Lucent’s $5.0 million equity investment, on September 29, 2014, we also entered into the ALU Loan Agreement with Alcatel-Lucent, pursuant to which we may borrow up to $10.0 million subject to the terms and conditions set forth in the ALU Loan Agreement. In connection with the ALU Loan Agreement, we issued Alcatel-Lucent the Warrant to purchase up to 3,157,894 Warrant Shares of our common stock with an exercise price of $0.475 per share, 1,578,947 of which are exercisable at any time until November 30, 2017 and, subject to certain adjustments, 1,578,947 of which are exercisable at any time on or after the funding date of the loan, but in no event after November 30, 2017. The funding of the ALU Loan is conditioned upon us entering into a definitive collaboration agreement with Alcatel-Lucent.

We have agreed to register for resale the shares of common stock acquired by Alcatel-Lucent in the Private Placement and the Warrant Shares. In addition, we have agreed to register for resale of shares of common stock acquired by the Tallwood Group in the Private Placement, the 31.6 million shares owned by the Tallwood Group prior to the Private Placement, and any shares purchased in the Rights Offering or the Standby Purchase. Both Alcatel-Lucent and the Tallwood Group also have piggyback registration rights.

Reasons for the Rights Offering

We are conducting the Rights Offering to raise additional capital to finance our business, and to give Recordholders the opportunity to purchase their pro rata share of our common stock at the same price as in the Private Placement so that, subject to the Over-Subscription Privilege, those Recordholders, if they exercise their Basic Subscription Rights in full, would maintain their pre-Private Placement ownership interest relative to the Tallwood Group. See “Background of the Collaboration and Funding Plan.”

Strategic Alternatives

From time-to-time in the past, we have engaged in discussions that could have resulted in the potential acquisition of our company. None of these discussions has led to a definitive agreement. Although we have recently engaged in such discussions with a party, no offer has been received from such party. We have terminated the discussions and we do not intend to engage in discussions with that party as we implement the Rights Offering and Standby Purchase contemplated by this prospectus. In addition, in connection with the Private Placement, we have agreed that we will not consummate an acquisition within six months following the Private Placement (with respect to Alcatel-Lucent) or the Rights Offering (with respect to the Tallwood Group) if such closing would result in short swing liability under Section 16(b) of the Exchange Act to Alcatel-Lucent or the Tallwood Group, as applicable. See “Background of the Collaboration and Funding Plan.”

Corporate Information

We were incorporated in 1999 in California as Velocity Communications and changed our name to Ikanos Communications in December 2000. When we reincorporated in Delaware in September 2005, we changed our name to Ikanos Communications, Inc. Our principal executive office is located at 47669 Fremont Boulevard, Fremont, California 94538. Our telephone number at that location is (510) 979-0400. Our website address is www.ikanos.com. This is a textual reference only. We do not incorporate the information on our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Background of the Collaboration and Funding Plan

On September 29, 2014, we announced a collaboration with Alcatel-Lucent, the market leader in VDSL broadband access port shipments and vectoring deployments, for the development of ultra-broadband products. The collaboration is intended to address the growing ultra-broadband market, which includes various types of xDSL, vectoring and G.fast. We anticipate that the collaboration will have a significant positive impact on our future operations.

In connection with the collaboration, we also announced a financing plan that includes the sale of common stock in a Private Placement to Alcatel-Lucent and the Tallwood Group, our largest investor group, as well as a Rights Offering that will allow our existing stockholders at the time of the Private Placement to invest, on a pro rata basis to the Tallwood Group, at the same price per share. Alcatel-Lucent and the Tallwood Group have, collectively, committed to provide to our company, subject to certain conditions, a total of $45 million in equity, loans and payments and other funding associated with the proposed collaboration.

From time to time prior to the date of the Private Placement, our board of directors and members of our management team have considered various strategic opportunities intended to further the development of our business, including informally engaging in preliminary discussions and exchanging information under confidentiality agreements with other entities regarding various strategic alternatives such as business transactions and business combinations. These activities included consideration, beginning in July 2014, of a business combination with Company A discussed below. Management and our board of directors have also considered various financing methods and alternatives in order to raise additional capital necessary to run our business.

At a meeting of our board of directors on January 28, 2014, management presented its 2014 Annual Operating Plan. Based on the operating plan, our board of directors concluded that we needed to explore various funding options because, under certain operating scenarios, we might need to raise additional funds no later than the fourth quarter of 2014 in order to continue our operations. Our board of directors authorized management to evaluate various funding options and report back to our board at a subsequent meeting.

During 2013, we had a series of discussions with Alcatel-Lucent regarding our products and technology. In early February 2014, we had a further discussion with Alcatel-Lucent with respect to collaboration on ultra-broadband products. At that time, both parties indicated an interest in pursuing preliminary technical discussions regarding the integration of our technology into Alcatel- Lucent’s ultra-broadband product development opportunities. In furtherance of those discussions, we entered into a bi-lateral confidentiality agreement and each party provided confidential information to the other party. The parties then commenced discussions concerning a collaboration, including the framework for a collaboration agreement between the two companies, which we refer to as the Proposed Collaboration. The first document resulting from the discussions was ultimately a term sheet defining certain key commercial terms, as described below. The term sheet is intended to be superseded by a comprehensive general purchase agreement, as well as a collaboration agreement detailing the terms of development, associated timelines, and key deliverables.

In April 2014, Alcatel-Lucent stated that it would be willing to provide some form of funding to support the Proposed Collaboration, based in part on Alcatel-Lucent’s analysis of our financial condition as detailed in our publicly-available filings with the SEC. Subsequently, on April 22, 2014, Alcatel-Lucent informed us that the Proposed Collaboration and Alcatel-Lucent’s associated financing would be conditioned on the Tallwood Group providing equity funding in an amount at least equal to the total amount of funding to be provided by Alcatel-Lucent.

In April 2014, management discussed with the Tallwood Group Alcatel-Lucent’s condition to the Proposed Collaboration. The Tallwood Group indicated a willingness to consider supporting the Proposed Collaboration by making an additional investment in our company.

At a meeting of our board of directors held on April 22, 2014, at which representatives of Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, outside counsel to our company, were present, management presented and our board of directors reviewed various potential strategic alternatives, including the Proposed Collaboration. Our board also determined that we needed to raise additional capital no later than early in the fourth quarter of 2014 in order to continue operations. Following the discussion, our board directed management to continue to evaluate several strategies for raising capital, including private offering, marketed public offering and debt financing alternatives, against the background of the associated time frames for implementing each type of financing.

In light of (i) Alcatel-Lucent’s requirement that the Tallwood Group make an additional equity investment to support the Proposed Collaboration, (ii) the Tallwood Group’s willingness to consider such an investment, (iii) the Tallwood Group’s significant ownership interest in us, and (iv) the Tallwood Group’s three representatives on our board, our board determined that it was in the best interests of our company and our stockholders to form a special committee of independent and disinterested directors to negotiate the terms of any transaction in which the Tallwood Group would be a participant. Accordingly, our board of directors established a special committee consisting of three independent and disinterested directors who are not affiliated with the Tallwood Group: Danial Faizullabhoy, Jason Cohenour and Frederick Lax. Our board of directors authorized the special committee to, among other things, (i) negotiate the structure, price, terms and conditions of any public and/or private offering and to take any and all other actions as the special committee deemed necessary or appropriate in order to implement the issuance and sale of the common stock, (ii) approve, in its sole discretion, any proposed transaction in which Alcatel-Lucent and/or the Tallwood Group would participate, together with any other strategic or commercial transaction involving Alcatel-Lucent and/or the Tallwood Group and our company, and (iii) retain legal and financial advisors to the special committee. The special committee was not authorized to review, and did not review, the potential business combination with Company A described below.

On April 25, 2014, representatives of Alcatel-Lucent, the Tallwood Group and management met at the Tallwood Group’s office in Menlo Park, California, to discuss the Proposed Collaboration and potential structures and associated timing for an investment by Alcatel-Lucent and the Tallwood Group in support of the Proposed Collaboration. At this point, the parties discussed an equity financing commitment from each of Alcatel-Lucent and the Tallwood Group in the range of $10-12.5 million, for aggregate gross proceeds to us of $20-25 million.

At a meeting of the special committee later on April 25, 2014, management updated the special committee on its discussions with the parties earlier that day. The special committee authorized management to continue its discussions with Alcatel-Lucent and the Tallwood Group and to explore various funding options and methods to raise capital in support of the Proposed Collaboration against the background of associated timing considerations.

On May 2, 2014, management and Pillsbury met with the Tallwood Group and its counsel, Latham & Watkins LLP, or Latham, to discuss various funding structures and timing considerations. At that meeting, Latham and the Tallwood Group suggested an equity investment structured as a private placement followed by a rights offering so that all of our existing stockholders would have the opportunity to maintain their relative percentage ownership interest in our company with respect to the Tallwood Group, subject only to dilution arising from any equity investment by Alcatel-Lucent and other future issuances of equity. The parties discussed the fact that, depending on the size of the rights offering, it might be necessary to solicit stockholder approval to increase the number of authorized shares of common stock in order to achieve the goal of providing stockholders with an opportunity to maintain their full ownership interest relative to the Tallwood Group through participation in the rights offering (subject to any Over-Subscription Privilege). The parties also discussed the fact that the private placement could be closed relatively quickly, raising needed capital in the near-term, and that a rights offering would take longer to close because it was subject to the SEC’s review process.

During May 2014, management continued to analyze various funding options and structures, and associated timing considerations. Management also continued to meet with the special committee to discuss the various funding options and to update the special committee on the status of discussions relating to the Proposed Collaboration with Alcatel-Lucent. Management discussed with the special committee various structures, including an offering to the public generally, a private placement to the Tallwood Group and Alcatel-Lucent followed by a rights offering to all stockholders, and a convertible note offering, as well as the timing considerations related to each of the various structures. Management also discussed with the special committee the number of shares available for issuance in any funding scenario, and NASDAQ requirements and restrictions with respect to potential funding structures. NASDAQ restrictions included a requirement that, in light of the Tallwood Group’s ownership position with respect to our company and the number of shares that would be required for the amount of financing that Alcatel-Lucent was requiring, the purchase price for the shares of our common stock could be no less than the greater of book value or market value on the day of the proposed private placement. Management and the special committee noted that this requirement would apply in our case despite the fact that many private offerings for public companies were priced at a discount to the market price. Accordingly, management and the special committee determined that a price equal to or greater than market would need to be negotiated with both Alcatel-Lucent and the Tallwood Group.

The special committee met on May 2, May 7, May 9, May 10, May 21, and May 22, 2014, which we refer to as the May Meetings, to discuss various methods for raising capital, and the benefits and limitations of each of those financing methods, including timing considerations. On May 16, 2014, the special committee engaged Fenwick & West LLP, or Fenwick, as its independent legal counsel to advise the special committee with respect to the proposed transactions. At the May Meetings, the special committee considered the impact that Alcatel-Lucent’s requirement that the Tallwood Group participate equally with Alcatel-Lucent in any financing would have on our other stockholders. The special committee also considered NASDAQ requirements as to pricing of a private placement. After considering all of these factors, the special committee determined to adopt a proposal that we provide our public stockholders an opportunity through a rights offering to purchase their pro rata share of our company’s common stock at the same price as the private placement so that if they exercise their Basic Subscription Rights in full they will, subject to the Over-Subscription Privilege, maintain their ownership interest relative to the pre-Private Placement ownership of the Tallwood Group. Representatives of Pillsbury were present at the meetings on May 7, May 9, and May 22, and representatives of Fenwick were present at the meetings on May 21 and May 22.

During this time, management held several separate conversations with Alcatel-Lucent and the Tallwood Group with respect to the form of investment and the concept of pricing a private placement at the same price as a rights offering. During these discussions, Alcatel-Lucent indicated an interest in increasing its investment to $15 million if the Tallwood Group would do the same, which the Tallwood Group agreed to consider.

By late May 2014, management and the special committee had identified a structure consisting of a private placement to Alcatel-Lucent and the Tallwood Group in order to provide our company with capital meeting our short-term needs, followed by a rights offering which would provide stockholders at the time of the private placement an opportunity to purchase their pro rata share of our common stock at the same price as the private placement so that if those stockholders exercise their Basic Subscription Rights in full they will, subject to the Over-Subscription Privilege, maintain their ownership interest relative to the pre-Private Placement ownership of the Tallwood Group. In light of Alcatel-Lucent’s condition that the Tallwood Group invest the same amount as Alcatel-Lucent, management suggested a structure where the Tallwood Group would serve as a committed standby purchaser in the rights offering. As a standby purchaser, the Tallwood Group would have a contractual obligation to purchase, in a subsequent private placement, any shares of our common stock that were not purchased in the rights offering by other stockholders, up to the Tallwood Group’s total commitment of $15 million including the Tallwood Group’s private placement purchase, pursuant to a standby purchase agreement. The use of this standby structure would allow existing stockholders the opportunity to participate on a pro rata basis in the rights offering, offsetting the dilution from the Tallwood Group’s equity investment, and would provide us additional equity funding. The special committee and management continued to consider an appropriate pricing structure based on discussions with Alcatel-Lucent and the Tallwood Group, taking into account applicable NASDAQ regulations.

At the special committee’s meeting on May 22, 2014, at which representatives of Fenwick and Pillsbury were also present, management provided to the special committee initial drafts of term sheets for each of Alcatel-Lucent and the Tallwood Group that included, among other things, a $15 million equity investment by each of Alcatel-Lucent and the Tallwood Group, with a funding structure that provided for a private placement followed by a rights offering at the same price. Although the draft term sheets did not indicate a price per share for our common stock, the term sheets stated that the price per share would be equal to or greater than the greater of book or market value in accordance with NASDAQ regulations. The special committee also directed management to obtain fee estimates from three financial advisors identified by the special committee for an engagement to provide the special committee with financial analysis to assist it in determining the price of the private placement and the rights offering, and indicated that the special committee would select and retain a financial advisor after reviewing the proposals.

On May 23, 2014, management sent draft term sheets with the terms and funding structure approved by the special committee to Alcatel-Lucent and the Tallwood Group.

On May 26, 2014, the Tallwood Group provided its initial feedback to the term sheet with respect to registration rights and fees of its counsel.

On May 28, 2014, Alcatel-Lucent and the Tallwood Group discussed the Proposed Collaboration and funding commitment, as well as possible structures for the funding.

On May 30, 2014, the special committee met with management and Fenwick. Management reported on the status of negotiations, as well as the potential structure of the funding, including the possible issuance of preferred stock, change of control considerations, and rights offering mechanics. The special committee provided direction on these issues and authorized management to continue its discussions with Alcatel-Lucent and the Tallwood Group.

On June 4, 2014, management began initial financial due diligence discussions with Alcatel-Lucent.

On June 6, 2014, the special committee met with management and Fenwick. GCA Savvian Advisors, LLC, or Savvian, was also present for a portion of the meeting. Management reported on the continued negotiations with Alcatel-Lucent and with the Tallwood Group. Management also reported on proposals it had obtained from the three financial advisory firms previously identified by the special committee. Following the meeting, the special committee engaged Savvian for the limited purpose of providing financial analyses to assist in the pricing of the private placement and the rights offering by the special committee, including an analysis of stock price trading multiples for companies similar to us but that were well capitalized and did not have a need for capital in the near term. Savvian was not engaged by the special committee to provide a fairness opinion in connection with the private placement or the rights offering, nor was it engaged to assist with the exploration of other strategic alternatives, such as the sale of our company.

On June 10, 2014, management provided updated term sheets to Alcatel-Lucent and the Tallwood Group providing for equity investment of $15 million each.

On June 13, 2014, representatives of Savvian met with the special committee and Fenwick and presented a summary of stock price trading multiples for companies similar to us but which were well-capitalized and not in need of equity financing in the near term. Savvian noted that it thought that our then current trading valuation was depressed by near-term financial liquidly concerns (as well as the fact that we had recently provided guidance that reduced expected revenue for the next quarter) and our trading price did not necessarily reflect our fundamental prospects. Savvian noted that it thought that by completing a financing round that fully funded our required development efforts, our financial liquidity concerns could abate and the market could re-assess our stock valuation using multiples of operating metrics similar to those of comparable companies without near-term liquidity concerns. Based on this analysis, Savvian calculated a potential valuation range that the special committee could consider for pricing the private placement and rights offering that would reflect a premium to the current market price of our common stock and a discount to the potential future value of our common stock if the market valued our common stock based on similar multiples. Based on the number of shares of our outstanding common stock and the implied shares to be issued, the range was equivalent to $0.43 to $0.84 per share. On June 24, 2014, the special committee met with management. Management updated the special committee on its discussions with Alcatel-Lucent and the Tallwood Group, and Savvian provided the special committee with an updated analysis of potential pricing of the private placement and rights offering.

In late June and early July 2014, management and Alcatel-Lucent continued to engage in financial diligence discussions.

On July 1, 2014, Alcatel-Lucent discussed with the Tallwood Group its continued commitment to forming a strategic relationship with our company, and indicated that it might change the structure of its funding to provide more security for a significant portion of its investment. Thus, Alcatel-Lucent expressed its intention to reduce the relative size of its equity investment, and to fund a portion of its investment through a secured loan. The parties also discussed the timing for raising additional funds. After the call, the Tallwood Group provided a summary of its discussion with Alcatel-Lucent to management, noting that the new funding structure would be less dilutive to stockholders.

In discussions unrelated to the foregoing potential transactions, Mr. Tahernia and executives from Company A held business discussions on July 2, 2014. The discussions were wide ranging and included a potential acquisition of us by Company A. Mr. Tahernia discussed the inquiry concerning an acquisition of us with Mr. Diosdado Banatao, our Chairman of the Board, the next day and Mr. Banatao encouraged Mr. Tahernia to meet with Company A again in order to better gauge Company A’s level of interest.

On July 10, 2014, Alcatel-Lucent provided its written response to the June 10 term sheet. Alcatel-Lucent’s comments included a proposed $15 million funding package from Alcatel-Lucent, consisting of a $5 million equity investment and a $10 million secured loan with a first priority lien on all of our intellectual property. At our option, the proposed loan could be repaid in the form of future chip set sales resulting from the Proposed Collaboration. In its July 10 written response, Alcatel-Lucent also proposed that we issue Alcatel-Lucent a warrant to purchase an unspecified number of shares of our common stock in connection with the loan commitment. Following further negotiation regarding the other terms of the loan agreement, the parties agreed to the equivalent of 15% coverage of the principal amount of the loan, or a warrant to purchase up to approximately 3.2 million shares of our common stock. Finally, although we had discussed with Alcatel-Lucent providing to Alcatel-Lucent a board seat when the structure provided for a larger equity investment, in light of the new structure and the reduction of its equity investment, Alcatel-Lucent instead requested observer rights with respect to our board.

Also on July 10, 2014, Mr. Tahernia met with members of Company A’s management and discussed Company A’s potential interest in an acquisition of us. Mr. Tahernia advised Company A that we were in discussions with other parties regarding a collaboration and a financing. Mr. Tahernia also suggested to Company A that it could participate in our financing transaction together with the other parties.

On July 11, 2014, management and Alcatel-Lucent met to discuss various funding structures and conduct due diligence.

Also on July 11, 2014, our board of directors met and management updated our board on the status of discussions with Alcatel-Lucent and the Tallwood Group, and our near-term need for capital. Our board of directors also considered the discussions that had occurred with Company A. Following discussion, our board of directors authorized management to enter into due diligence discussions with Company A. A representative of Pillsbury was present at the meeting.

On July 14, 2014, the special committee met and management updated the special committee on the progress of negotiations with Alcatel-Lucent regarding the terms of its proposed investment and the collaboration. The special committee discussed, among other matters, that the new structure proposed by Alcatel-Lucent would be less dilutive to stockholders. Representatives of Fenwick were also present at the meeting.

On July 15, 2014, Alcatel-Lucent and the Tallwood Group discussed certain changes proposed by Alcatel-Lucent in the structure of the financing, including Alcatel-Lucent’s demand that a term sheet for a collaboration be in place in order for Alcatel-Lucent to make an equity investment in our company. The parties also discussed whether Alcatel-Lucent’s loan would be subordinated to our other debt and the risks of an unsuccessful rights offering in light of the amount that we needed to raise in order to support the Proposed Collaboration. The Tallwood Group expressed concern over the time that had passed while negotiations and discussions continued, and our need for funding in the relatively near future.

From July through September, Company A intermittently conducted due diligence on a number of occasions.

On July 17, 2014, management sent to Alcatel-Lucent comments to Alcatel-Lucent’s July 10, 2014 response to the term sheet that, among other terms, accepted Alcatel-Lucent’s proposal to make a $5 million equity investment and a $10 million secured loan, which would be matched by a $15 million equity investment by the Tallwood Group, and agreed in concept to Alcatel-Lucent’s request for a board observer.

On July 18, 2014, Alcatel-Lucent and the Tallwood Group discussed the status of the negotiations.

On July 22, 2014, management updated our board of directors on the status of the Proposed Collaboration and the funding plan consisting of a private placement, rights offering and Alcatel-Lucent’s $10 million loan. A discussion of the status and our need for capital in the near term followed. Management also updated our board of directors on the status of the discussions with Company A regarding a potential acquisition. Our board of directors authorized management to continue discussions with Company A, to share with Company A our financing plans and to inquire as to Company A’s interest in participating in the proposed financing.

On July 28, 2014, Alcatel-Lucent and the Tallwood Group discussed possible structures. Alcatel-Lucent expressed concern that the amount to be raised in the rights offering was not guaranteed and it wanted assurances, as a condition to entering into a collaboration, that at least $45 million of funding would be raised. Following discussion, Alcatel-Lucent and the Tallwood Group focused on a structure in which the Tallwood Group would invest $22.5 million in equity, Alcatel-Lucent would provide $5 million in equity and a $10 million loan, as well as payments and other funding associated with the proposed collaboration agreement to bring the total amount of funding provided by Alcatel-Lucent to $22.5 million, and other existing stockholders would have the opportunity to participate in a rights offering to provide the potential for additional equity investment in our company and thereby avoid dilution to the existing stockholders.

On July 31, 2014, Mr. Tahernia held additional discussions with Company A, and Company A expressed a desire to continue its due diligence.

Following the conversations with the Tallwood Group on July 28, 2014, on August 8, 2014, Alcatel-Lucent informed management that it wanted to change its proposal for the funding. Alcatel-Lucent proposed a funding structure that included a funding commitment of $22.5 million by each of Alcatel-Lucent and the Tallwood Group, consisting of a $22.5 million equity investment by the Tallwood Group and a combination of $5 million in equity, a $10 million loan with warrant coverage, and $7.5 million of payments and other funding associated with the proposed collaboration. Later that day, the special committee met with management and Fenwick. Management updated the special committee on the status of the negotiations. The special committee discussed our cash needs and possible alternative funding sources or structures should the parties not be able to reach an agreement on the overall funding structure with Alcatel-Lucent and the Tallwood Group.

On August 15, 2014, the Tallwood Group met with Company A and reiterated that Company A could participate in an equity financing as an alternative or precursor to an acquisition. Company A indicated that it was not interested in participating in an equity financing. The Tallwood Group communicated Company A’s position on equity funding to management.

On August 19, 2014, the special committee met and management updated the special committee on Alcatel-Lucent’s most recent funding proposal. The special committee authorized management to continue discussions with Alcatel-Lucent and the Tallwood Group and provided management with a framework for negotiating the private placement price with Alcatel-Lucent and the Tallwood Group at a premium to the recent trading prices of our common stock. Representatives of Fenwick and Pillsbury were also present at the meeting.

On August 20, 2014, the special committee met with management, Fenwick, Pillsbury and Savvian. Management updated the special committee on its discussions with Alcatel-Lucent and the Tallwood Group regarding the terms and structure of the proposed funding. Savvian updated its analysis to reflect the current stock price, consensus analyst projections, the target amount to be raised, and our most recently forecasted revenue growth relative to our peer group. For purposes of this analysis, Savvian assumed that we had a fully-funded plan and achieved our growth objectives. Using these assumptions, Savvian provided an analysis which illustrated the potential effect of a private placement and related rights offering at a price range of $0.70 to $0.90 per share. After discussion, the special committee authorized management in conjunction with Savvian to negotiate with the Tallwood Group a purchase price for the private placement in a price range of $0.75 and $0.85 per share.

On August 21, 2014, management and Savvian met with the Tallwood Group and management made a proposal to price the private placement and rights offering at $0.80 per share. The Tallwood Group responded by asking Savvian to perform additional analysis of enterprise value and revenue multiples of companies similar to ours. At the time, our common stock was trading at $0.31 per share. The Tallwood Group also indicated that it would do its own analysis of pricing of private placements by companies in situations similar to ours.

On August 25, 2014, Alcatel-Lucent and the Tallwood Group discussed the timing of the transaction and the possibility of setting up an in person meeting to help finalize terms. On the same day, management delivered to the Tallwood Group the information it had requested and as part of the presentation, proposed a price of $0.77, which was within the price range previously approved by the special committee.

On August 26, 2014, Alcatel-Lucent and the Tallwood Group agreed to meet in person on August 28, 2014. The Tallwood Group also confirmed with our current lender its commitment to maintain a line of credit for us of at least $10 million. Prior to the closing of the private placement, management negotiated with the lender a commitment to extend its existing accounts receivable-backed line of credit with us for three years at $20 million.

On August 28, 2014, management, Alcatel-Lucent and the Tallwood Group met at Alcatel-Lucent’s corporate offices to discuss the structure, timing and investment levels of the proposed financing. Alcatel-Lucent continued to maintain that funding of $22.5 million from each of Alcatel-Lucent and the Tallwood Group would be a condition to its participation in a commercial arrangement with us. The Tallwood Group indicated that, while it did not originally intend to commit to that amount of funding, the Tallwood Group would consider raising its funding commitment to $22.5 million.

On August 29, 2014, management provided Alcatel-Lucent with an updated term sheet that reflected a funding structure of a private placement followed by a rights offering, with Alcatel-Lucent and the Tallwood Group contributing aggregate funding of $22.5 million each.

On September 6, 2014, management and the Tallwood Group discussed pricing of the common stock in the private placement and the rights offering. The Tallwood Group expressed the view that the price suggested by the special committee’s proposal based on trading multiples of other companies was theoretical and not supported by the current market price or our recent performance, and expressed concern that the rights offering would not raise sufficient funds at a price of $0.77 per share. The Tallwood Group also noted that private placements by public companies are typically done at a discount to the current trading price and suggested that management gather data to determine what premiums or discounts to the trading price had been paid in similar private investments in public equities, or PIPES. The Tallwood Group then made a counter-proposal that the private placement and rights offering be priced at a 15% premium to the then current trading price of our common stock of $0.33 per share, or $0.38 per share.

The special committee requested that Savvian provide the analysis requested by the Tallwood Group, and on September 8, 2014, Savvian provided the special committee with a survey of 37 comparable PIPEs completed since 2013 across multiple industry segments that raised less than $250 million. The survey noted that the average and median prices of those transactions were at a 5.9% discount and a 1.7% discount, respectively, to the then current trading price. Based on our trading price of $0.33 at the time, this would have resulted in a prices of $0.31 and $0.32 per share. The survey also noted that 15 of the 37 transactions were priced at a premium, ranging from 0.2% to 20%, with an average and median premium of 6.4% and 4.7%, respectively. Based on our trading price of $0.33 at the time, this would have resulted in prices of $0.35 and $0.345 per share, respectively. Representatives of Fenwick were present at the meeting on September 8, 2014.

Also on September 8, 2014, management and Savvian presented to the special committee an analysis comparing a $0.77 per share offer price to the $0.38 per share offer price reflecting a 15% premium to market price suggested by the Tallwood Group. Management and Savvian noted that the $0.38 pricing would more likely secure the backing of the Tallwood Group, and that the pricing level would make participation by existing stockholders in the rights offering more likely.

The special committee requested that Savvian prepare a survey of only those PIPEs involving affiliates. On September 10, 2014, Savvian provided an updated survey of private placements with affiliated investors. The transactions with affiliated investors reflected a wide range from a 35.7% discount to a premium of 20%, had a mean price reflecting a 2.7% discount and a median price reflecting a 1.6% premium, of which both indictors were well below the 15% premium proposed by the Tallwood Group. Based on our trading price of $0.34 at the time, this would have resulted in prices of $0.33 to $0.34 per share, respectively.

On September 10, 2014, the special committee met with representatives of management, Fenwick and Savvian and reviewed the survey of pricing metrics for PIPEs prepared by Savvian. Taking this survey data into account, the special committee determined that it would be able to approve a price based on a reasonable premium to the trading price of our common stock as long as the rights offering included enough shares to permit our public stockholders which exercised their rights in full (subject to any Over-Subscription Privilege) at the same price paid by the Tallwood Group to maintain their relative ownership in our company with respect to the Tallwood Group. After further discussion, the special committee approved a structure in which the private placement with the Tallwood Group and Alcatel-Lucent would be made at a price per share equal to the greatest of (i) $0.40 (reflecting a 21% premium to the $0.33 closing price on September 9, 2014), (ii) 115% of the volume weighted average closing price of our common stock on NASDAQ over the 10 trading days prior to the private placement, and (iii) the greater of book value or fair market value on the day of the private placement in order to comply with the applicable NASDAQ rules. The special committee directed management to convey the proposal to the Tallwood Group and Alcatel-Lucent.

Consistent with this direction, management reviewed with the special committee an analysis indicating that, in light of the proposed per share purchase price for the private placement and the rights offering, the number of shares needed in order to permit existing stockholders other than the Tallwood Group to maintain their relative ownership with respect to the Tallwood Group if those stockholders purchased their full pro rata share in the rights offering (including any Over-Subscription Privilege), the number of authorized shares in our certificate of incorporation would need to be increased. Later that day, management communicated to the Tallwood Group the special committee’s proposed pricing structure.

On September 12, 2014, Alcatel-Lucent and the Tallwood Group discussed the proposed terms of Alcatel-Lucent’s loan, the rights offering mechanics, and the pricing structure proposed by the special committee and related NASDAQ requirements.

Also on September 12, 2014, our board of directors met with management and Pillsbury and discussed a number of matters, including the status of our operations and cash position, and the status of the negotiations with Alcatel-Lucent and the Tallwood Group. Among the matters discussed were the benefits of increasing the size of the rights offering in order to allow existing stockholders who purchase their pro rata share in the rights offering to avoid dilution relative to the Tallwood Group, subject to the Over-Subscription Privilege in the rights offering. Management also updated our board of directors on the status of discussions with Company A.

Our board discussed our immediate need for capital, the significant importance of the Proposed Collaboration and related funding to our business strategy and operations and the extremely early stage of the discussions with Company A compared to the near-term possibility of closing the transactions with Alcatel-Lucent and the Tallwood Group. Our board of directors considered whether there were other strategic alternatives available to the company that were likely to result in a better outcome for our stockholders than the transactions under consideration. After consideration of these and other matters, our board of directors (excluding Mr. Banatao, who did not attend the meeting, and Mr. Pavlov, who abstained from voting due to his affiliation with the Tallwood Group) authorized management to proceed with negotiation and finalization of definitive documentation based on the status of the negotiations with Alcatel-Lucent and the Tallwood Group but to continue discussions with Company A.

On September 15, 2014, Alcatel-Lucent agreed to the special committee’s proposal to price the private placement and the rights offering at a price per share equal to the greatest of (i) $0.40, (ii) 115% of the volume weighted 10-day average closing price of our common stock on NASDAQ, and (iii) the greater of book value or fair market value on the day of the private placement.

On September 16, 2014, the Tallwood Group agreed to the same pricing formula subject to any significant change in the trading price of our common stock prior to the closing of the private placement.

The special committee met with representatives of Fenwick present on September 17, 2014, to discuss the status of the negotiations. In light of the potential for the Tallwood Group, depending on the extent to which the other stockholders participate in the rights offering, to increase its ownership of our capital stock to more than 40% and possibly more than 50% of the outstanding voting stock, due to Alcatel-Lucent’s requirement that the Tallwood Group commit to purchase $22.5 million of our common stock, the special committee instructed Fenwick to seek an agreement from the Tallwood Group that it vote any shares held in excess of 35% of our outstanding voting stock in the same proportion as the shares voted by all stockholders which are not affiliated with the Tallwood Group for a period of 10 years.

Fenwick, Latham, the Tallwood Group and a representative of the special committee subsequently engaged in a series of negotiations regarding these voting provisions. The Tallwood Group noted that it was under no such voting prohibition at the present time and that in connection with its initial investment in 2009, the Tallwood Group had only agreed to vote shares in excess of 35% proportionately for a period of three years. The Tallwood Group proposed that, in light of the significant financial commitment that it was being required to make to meet Alcatel-Lucent’s conditions to the Proposed Collaboration, the Tallwood Group should at most be required to vote shares in excess of 39.9% proportionately for a period of three years from the closing of the private placement. Following further negotiations between the special committee and the Tallwood Group, the parties agreed that the Tallwood Group would agree to vote shares in excess of 37.5% proportionately for a period of five years from the closing of the private placement.

On September 18, 2014, management met with Company A to further due diligence discussions, and informed Company A that we were close to closing the private placement. Management highlighted our immediate need for additional financing to continue our operations and the potential strategic and operational benefits to us resulting from the Proposed Collaboration with Alcatel-Lucent. Management informed Company A that if we proceeded with the transactions, we would need to terminate discussions with Company A. Management shared with Company A the expected timing of the execution of the transaction documents, and that the private placement would be followed by a subsequent rights offering. At the meeting, Company A once again did not express any interest in participating in the financing and did not make any proposal with respect to a potential acquisition of us. Rather, Company A asked that we allow Company A to conduct a single additional diligence session the next day. On September 19, 2014, Company A engaged in further engineering-related due diligence. Company A did not, following that additional due diligence session, make a proposal for either a financing or an acquisition of us.

On September 23, 2014, the special committee met together with management and representatives of Fenwick and Pillsbury. Although the potential business combination with Company A was outside of the special committee’s charter, management updated the special committee on the status of discussions with Company A and informed the special committee that management had no expectation that Company A would make any proposal prior to the proposed closing of the transactions that would present a viable alternative for the board to consider. Accordingly, management planned to propose to our board of directors that discussions with Company A should be suspended pending completion of the private placement, when such discussions should be terminated.

The special committee then discussed the various components of the proposed financing, including the private placement, the purchase price, the subscription price in any rights offering to be approved by our full board of directors, and the standby purchase. After discussion, including consideration of the other options available to our company, the special committee approved the Private Placement, the price per share of our common stock to be sold in the Private Placement and in the Rights Offering, the Standby Agreement, and the Stockholder Agreement with the Tallwood Group, which incorporated the proportional voting requirements described above. The special committee was also informed of the status of the discussions with Alcatel-Lucent regarding the Proposed Collaboration but took no action with respect to such collaboration or with respect to a potential acquisition transaction with Company A, as each such matter was to be reviewed by the full board of directors.

Also on September 23, 2014, following the special committee meeting, our board of directors (excluding Mr. Banatao, who did not attend the meeting) met together with representatives of our management and Pillsbury to consider the actions taken by the special committee at its meeting, including the approval of: the Private Placement, the price per share at which our common stock would be sold in the Private Placement and the Rights Offering, the Standby Agreement and the Stockholder Agreement with the Tallwood Group. Members of the special committee summarized for the other members of the board the approvals made by the special committee at its preceding meeting, the extensive deliberations of the special committee that preceded such approvals, the reasons for such approvals, and noted that the special committee had acted unanimously, and conveyed to the other board members the support of the special committee members for taking all remaining actions necessary to implement the Private Placement, the Rights Offering and the other transactions, agreements and matters approved by the special committee.

Our board of directors then discussed our immediate need for capital, the terms and conditions of the overall financing and related documents, and the significant importance of the Proposed Collaboration with Alcatel-Lucent to our future prospects. The board also discussed the absence of alternative financing or other strategic prospects, including that no proposal had been received from Company A regarding a potential acquisition, and that there was no expectation that Company A would be in a position to make a proposal, or that any such proposal, if made, would present an acceptable alternative to consider in light of the advanced stage of the negotiations with respect to the Proposed Collaboration and the associated funding, our immediate need for cash, and the significant strategic importance to our company of the Proposed Collaboration. After an extended discussion, our board members present at the meeting (excluding Mr. Pavlov, who abstained from voting due to his affiliation with the Tallwood Group) unanimously approved: (i) the Rights Offering at the Subscription Price, (ii) the issuance of shares of common stock in the Private Placement, the Rights Offering and the Standby Purchase, (iii) the ALU Loan Agreement, (iv) the Warrant, and (v) the term sheet.

In addition, our board members present at the meeting unanimously approved an amendment to our certificate of incorporation to increase the number of shares of authorized common stock in order to achieve the goal of providing stockholders with an opportunity to maintain their full ownership interest relative to the Tallwood Group through participation in the Rights Offering (subject to the Over-Subscription Privilege in the rights offering), and the submission of that amendment to our stockholders for their approval at a special meeting to be held prior to commencement of the Rights Offering. In addition, our board approved an increase in the number of shares available for issuance under our current equity plan and the individual annual limits thereunder in order to, among other uses, provide flexibility to grant equity awards to our employees following the closing of the Private Placement and the Rights Offering Following those approvals, our board of directors directed management to terminate discussions with Company A upon closing the Private Placement.

On September 24, 2014, our board of directors met to consider a provision in the stock purchase agreement proposed by Alcatel-Lucent which would prohibit us from consummating a sale of our company within six months following the closing of the Private Placement if such consummation would result in short swing liability to Alcatel-Lucent under Section 16(b) of the Securities Exchange Act of 1934, if applicable. Management and representatives of Pillsbury were also present at the meeting. Following discussion of the potential implications of the provision and consideration of the status of discussions with Company A, our board of directors (excluding Mr. Banatao, who did not attend the meeting, and Mr. Pavlov, who abstained from voting due to his affiliation with the Tallwood Group) approved the provision. On September 25, 2014, the special committee approved the same provision with respect to the Tallwood Group.

In connection with the private placement and the rights offering, management and the compensation committee of our board of directors, or the Compensation Committee, discussed on several occasions, including the Compensation Committee meeting on September 23, 2014, the effect of those sales of our common stock on employee incentives. On September 26, 2014, management discussed with the Compensation Committee the impact the significant dilution arising from the Private Placement and Rights Offering would have on employee retention and morale. The Compensation Committee discussed possible approaches to addressing employee retention, including the grant of additional equity awards in the near term, and the need to obtain stockholder approval to increase both the number of shares available for issuance under our current equity plan and the individual annual limits under our equity plan. The Compensation Committee also discussed proposed public disclosure of our expectation that we would grant options to employees. The Compensation Committee discussed that, while it desired to provide assurance that dilution would be assuaged to employees, it did not want to grant equity incentives to employees until such time the Rights Offering was completed so it could calculate actual dilution to employees and could be assured that the price at which equity incentives were granted reflected all contemplated transactions.

On September 28, 2014, the Compensation Committee met to discuss and review a draft disclosure to be included in the press release and Form 8-K announcing the Private Placement and related transactions with Alcatel-Lucent and the Tallwood Group, which described our general expectations with respect to the grant of equity awards to our employees and executive officers shortly after completion of the Rights Offering in order for our employees and executive officers to maintain their ownership percentage at a level generally commensurate with their ownership percentage immediately prior to the Private Placement, and to make performance-related grants to certain executives at the same time, subject to stockholder approval of an increase in the number of authorized share of our common stock and an increase in the number of shares reserved for issuance under our equity plan, with individual grants subject to approval by our Compensation Committee.

We subsequently determined that we would grant the awards following the termination of the Rights Offering, with any options granted priced at the greater of the subscription price in the Rights Offering and the closing price of our common stock on the date on which the Rights Offering terminates.

We also focused on our existing stock options and determined that almost all are significantly “out of the money.” We therefore determined that, following the Rights Offering and subject to the approval of our stockholders, we will offer a stock option exchange program to our employees and members of the board directors in order to encourage retention and engagement. The stock option exchange program will permit eligible employees and members of the board of directors to exchange certain outstanding stock options (vested or unvested) granted prior to January 1, 2014 with exercise prices equal to or greater than $0.41 per share, which we refer to as the Eligible Options, in exchange for a new stock option priced at fair market value on the date of grant, which will promptly follow the expiration of an exchange offer. We refer to these new awards as the Replacement Awards. With minor exception described in the next paragraph, each Replacement Award would be granted for the same number of shares as the underlying Eligible Option surrendered, except that the Replacement Award for our Chief Executive Officer, any officer who reports directly to our Chief Executive Officer and any member of the board of directors will be for 80% of the number of shares subject to the Eligible Option that is surrendered. Each Replacement Award will vest on a monthly basis over periods of 12-48 months, depending on the extent to which an Eligible Option has vested.

For the Eligible Options that were granted to our Chief Executive Officer in 2012 as an inducement to accept employment but not pursuant to our stockholder approved equity plans, our Chief Executive Officer will be granted a Replacement Award for 80% of the number of shares subject to the Eligible Option surrendered. These options will vest (a) for shares that had previously been subject to certain performance targets under the Eligible Option, quarterly over one year after the stock price performance target is achieved, and (b) for shares that had previously been subject to time vesting, ratably on a monthly basis over 36 months.

All Replacement Awards will have a new seven year term commencing on the date of grant. The stock option exchange program is subject to stockholder approval at a special meeting of stockholders to be held on November 21, 2014. If stockholders do not approve the stock option exchange program, the Eligible Options will continue in accordance with their original terms.

On September 29, 2014, we completed the Private Placement at $0.41 per share, or 115% of the 10-day weighted average closing price of our common stock on September 26, 2014, the last trading day prior to the closing date of the Private Placement, for aggregate gross proceeds of $16.25 million. In addition, we entered into the other transaction documents, issued the Warrant, and executed the term sheet, which outlines certain requirements, deliverables, milestones, payments and other funding under the collaboration, as well as certain pricing terms pursuant to which Alcatel-Lucent would purchase products from us. While the term sheet is, for the most part, binding, the terms of the collaboration will be further detailed in one or more definitive agreements, and entry into such definitive agreements is one of several conditions necessary in order for us to receive almost all of the payments and other funding, and to draw on the ALU Loan.

By letter dated September 30, 2014, we terminated discussions with Company A concerning an acquisition of us. No proposal has been received from Company A regarding a potential acquisition or any other transaction.

The Rights Offering

Securities to be offered by us	We are distributing to you, at no charge, one non-transferable Subscription Right for every share of our common stock that you owned on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares.

Size of Offering	144,925,083 shares.

Subscription price	$0.41 per share.

Record date	September 26, 2014.

Subscription right	Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege.

Basic subscription rights	The Basic Subscription Rights will entitle you to purchase 1.459707 shares of common stock at the Subscription Price. You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Subscription Rights at all.

Over-subscription privilege	If you exercise your Basic Subscription Rights in full, you may also choose to purchase a portion of any shares that are not purchased by our other stockholders through the exercise of their Basic Subscription Rights. You may subscribe for shares pursuant to this Over-Subscription Privilege, subject to proration and regulatory limitations described below.

No fractional shares	Fractional shares will not be issued upon the exercise of the Subscription Rights. Fractional shares of common stock resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share, with the aggregate subscription payment being adjusted accordingly.

Expiration date	The Subscription Rights will expire at 5:00 p.m., Eastern Time, on , 2014. We reserve the right to extend the expiration date in our sole discretion.

Procedure for exercising subscription rights	To exercise your Subscription Rights, you must take the following steps:

If you are a record holder of our common stock, you must deliver payment and a properly completed Rights Certificate to the Subscription Agent to be received before 5:00 p.m., Eastern Time, on , 2014. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your Subscription Rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on             , 2014.

You may also exercise your Subscription Rights by following the procedures for guaranteed delivery described under “The Rights Offering—Notice of Guaranteed Delivery.”

You may be required to provide a medallion guarantee of your signature on your Rights Certificate.

Delivery of shares	As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the shares of common stock purchased pursuant to the Rights Offering. All shares that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the common stock you purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering.

Non-transferability of rights	The Subscription Rights may not be sold, transferred, or assigned and will not be quoted on NASDAQ or listed on any stock exchange or market.

No board recommendation	Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision to invest based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	All exercises of Subscription Rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights unless you are certain that you wish to purchase additional shares of our common stock at the Subscription Price. The Subscription Price represents a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the closing date of the Private Placement, and may remain at a premium to the market price per share of our common stock at and after the closing of the Rights Offering.

Standby purchase agreement	Pursuant to the Standby Agreement, the Tallwood Group has agreed to acquire from us $11.25 million, or 27,439,023 shares, of our common stock, less any shares of our common stock it purchases in the Rights Offering. See “The Standby Purchase.”

Use of proceeds	We intend to use the net proceeds we receive from the offering for general corporate purposes. See “Use of Proceeds.”

Material U.S. Federal income tax consequences	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a Subscription Right. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences.”

Extension and termination	Although we do not presently intend to do so, we have the option to extend the Rights Offering for additional time at our discretion. Our board of directors may for any reason terminate the Rights Offering at any time before the completion of the Rights Offering. We will notify stockholders if the Rights Offering is terminated or extended by issuing a press release.

Subscription agent	American Stock Transfer & Trust Company, LLC.

Information agent	D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC.

Questions	If you have any questions about the rights offering, please contact the Subscription Agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317, or the information agent, D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, at (877) 478-5044.

Market for common stock	Our common stock is listed on NASDAQ under the symbol “IKAN.” See “Price Range of Common Stock.”

Risk Factors	Before you exercise your Subscription Rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, and you should carefully read and consider risks described in the section captioned “Risk Factors” together with all of the other information included in this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in our other filings with the SEC, before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us may also affect our business. If any of these known or unknown risks or uncertainties actually occurs, our business, financial condition, and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

Risks Related to an Investment in Us

We have a history of losses, and future losses or the inability to raise additional capital may adversely impact our ability to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis that assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. The report of our independent registered public accounting firm for the year ended December 29, 2013, included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2014, contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations. Since our inception, we have never been profitable on an annual basis and we have incurred significant net losses leading to an accumulated deficit of $359.0 million as of September 28, 2014.

If we are unsuccessful in negotiating a collaboration agreement with Alcatel-Lucent, we will not enjoy the benefits of the Proposed Collaboration and will lose any revenue that would have been generated under such agreement.

We completed the Private Placement and have implemented the Rights Offering based, in part, on the anticipated benefits of the Proposed Collaboration. However, we currently have a term sheet with Alcatel-Lucent, most of which is binding, and we need to negotiate a collaboration agreement. If we fail to enter into a collaboration agreement, we will not realize revenue from the potential sale of products resulting from the collaboration, which would harm our results of operations and our reputation.

If we do not enter into a collaboration agreement with Alcatel-Lucent, we cannot draw down on the ALU Loan.

We have entered into the ALU Loan Agreement under which we can borrow up to $10.0 million. Our ability to draw on the ALU Loan is subject to the satisfaction of certain conditions precedent, including entering into a collaboration agreement with Alcatel-Lucent for the development of ultra-broadband products. Our inability to access the proceeds of the ALU Loan could have a negative effect on our liquidity, which could result in a failure to comply with certain covenants under our SVB Loan Agreement (as described below).

We utilize a revolving credit facility to fund our operations. Should we no longer have access to the revolving line of credit, it would materially impact our business, financial condition, and liquidity.

On October 7, 2014, we entered into a First Amended and Restated Loan and Security Agreement, or the SVB Loan Agreement, with Silicon Valley Bank, or SVB. Under the SVB Loan Agreement we may borrow up to $20 million, subject to certain limitations. The SVB Loan Agreement is collateralized by a first priority lien on all of our present and future property and assets, other than our intellectual property, which is subject to a second lien on our intellectual property and a first priority lien in favor of Alcatel-Lucent. The SVB Loan Agreement also requires that we maintain a minimum monthly Adjusted Quick Ratio requirement of 1.2 to 1.0, as defined in the agreement. From time-to-time we draw advances under the SVB Loan Agreement and repay the advances as our receivables are collected. As of September 28, 2014, the balance under the SVB Loan Agreement was approximately $4.9 million. We were not in compliance with the covenants contained in the original SVB loan agreement as of September 28, 2014. Those covenants were replaced when the agreement was amended, and we are currently in compliance with all of the covenants in the SVB Loan Agreement. There can be no assurance that we will remain in compliance with the terms of the agreement in the future nor, should a default occur, that we would be successful in obtaining a further amendment to the agreement to avoid SVB declaring a default. Should we be in default of the terms of the SVB Loan Agreement and fail to obtain an amendment prior to SVB declaring us to be in default, SVB could require that any advances under the SVB Loan Agreement be repayable immediately, which immediate repayment would have a material adverse effect on our business, liquidity, and financial condition.

Our SVB Loan Agreement is subject to contractual and borrowing base limitations, which could adversely affect our liquidity and business.

The maximum amount we can borrow under our SVB Loan Agreement is subject to contractual and borrowing base limitations, which could significantly and negatively impact our future access to capital required to operate our business. Borrowing base limitations are based upon eligible accounts receivable. If our accounts receivable are deemed ineligible, because, for example, they are resident outside certain geographical regions or a receivable is older than 90 days, the amount we can borrow under the revolving credit facility would be reduced. These limitations could have a material adverse impact on our liquidity and business.

Our Loan Agreements contain financial covenants that may limit our operating and strategic flexibility.

Our SVB Loan Agreement and ALU Loan Agreement, or collectively, our Loan Agreements, contain financial covenants and other restrictions that limit our ability to engage in certain types of transactions. For example, these restrictions limit our ability to, or do not permit us to, incur additional debt, pay cash dividends, make other distributions or repurchase stock, engage in certain merger and acquisition activity, and make certain capital expenditures. There can be no assurance that we will be in compliance with all covenants in the future or that SVB or Alcatel-Lucent, or collectively, our Lenders, will agree to modify the SVB Loan Agreement or the ALU Loan Agreement, respectively, should that become necessary.

Events beyond our control could affect our ability to comply with the covenants. Failure to comply with the covenants or restrictions could result in a default under our Loan Agreements. If we do not cure an event of default or obtain necessary waivers within the required time periods, our Lenders would be permitted to accelerate the maturity of the debt under our Loan Agreements, foreclose upon our assets securing the debt, and terminate any further commitments to lend. Under these circumstances, we may not have sufficient funds or other resources to satisfy our other obligations. In addition, the limitations imposed by our Loan Agreements may significantly impair our ability to obtain other debt or equity financing.

There can be no assurance that any waivers we request will be received on a timely basis, if at all, or that any waivers obtained will extend for a sufficient period of time to avoid an acceleration event, an event of default, or other restrictions on our business. The failure to obtain any necessary waivers could have a material adverse effect on our business, liquidity, and financial condition.

Our history of losses as well as future losses or inability to raise additional capital, may adversely impact our relationships with customers and potential customers.

Since our inception, we have never been profitable on an annual basis and we have incurred significant net losses leading to an accumulated deficit of $359.0 million as of September 28, 2014. To achieve profitability, we will need to generate and sustain higher revenue and improve our gross margins, while maintaining expense levels that are appropriate and necessary for our business. We may not be able to achieve profitability and, even if we were able to attain profitability, we may not be able to sustain profitability on an on-going quarterly or annual basis. Since we compete with companies that have greater financial stability, our customers or potential customers may be reluctant to enter into arrangements with us due to the perceived risks to our long term viability and this, in turn, may adversely affect our financial results.

Risks Related to Investing in the Rights Offering

The Subscription Price for the Rights Offering is not necessarily an indication of the price at which our common stock will trade.

The special committee, Alcatel-Lucent and the Tallwood Group agreed upon a formula to determine the price per share for the sale of shares of our common stock in the Private Placement, which represents a 17% premium to the market price per share of our common stock on the trading day immediately prior to the closing date of the Private Placement. We cannot assure you that the market price for our common stock at the time of the Rights Offering will be equal to or above the Subscription Price or that stockholders will be able to sell the common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. Our common stock is traded on NASDAQ under the symbol “IKAN.” The Subscription Price is $0.41 per share. The closing price of our common stock on NASDAQ on the Record Date and on November 12, 2014 was $0.37 and $0.36 per share, respectively. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your Subscription Rights, you may not revoke the exercise of such rights. As of November 12, 2014, the closing price of our common stock was lower than the Subscription Price and may decline further before the Subscription Rights expire. If you exercise your Subscription Rights and, afterwards, the public trading market price of our common stock does not increase to the Subscription Price, you will have committed to buy common stock at a price above the prevailing market price. We cannot assure you that, following the exercise of your Subscription Rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the common stock that you purchase in the Rights Offering.

We may use the proceeds of the Rights Offering in ways with which you may disagree.

We intend to use the net proceeds of this Rights Offering for working capital and general corporate purposes. We will have significant discretion in the use of the net proceeds of this Rights Offering, and it is possible that we may allocate the proceeds differently than investors in the Rights Offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale could adversely affect the price of our common stock, including the 39,634,144 shares sold in the Private Placement, up to 144,925,083 shares to be issued in the Rights Offering and the Standby Purchase, and the shares which would be issued upon the exercise of outstanding options to acquire shares of our common stock under our stock incentive plans, any or all of which could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if the sale of a substantial number of shares does not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital. In addition, because the public float of our common stock is relatively small, our common stock has limited trading volume, the market price is likely to be highly volatile and it could be subject to extreme fluctuations.

Risks Related to Not Investing in the Rights Offering

Your ownership interest will be further diluted if you do not exercise your Basic Subscription Rights.

As a result of the Private Placement, the proportionate ownership interest of our existing stockholders other than the Tallwood Group was reduced by approximately 19.5%. To the extent that existing stockholders other than the Tallwood Group do not exercise their Basic Subscription Rights in full, their proportionate ownership interest will be further reduced, and the percentage of their original ownership interest after the Rights Offering will be further diluted by an additional approximately 8.0%.

The Tallwood Group will significantly increase its proportional ownership interest in our company if you and our other Recordholders do not exercise their Subscription Rights.

Prior to the Private Placement, the Tallwood Group’s percentage ownership was 31.8% and immediately following the Private Placement it was 42.5%. The Tallwood Group has agreed to purchase up to an aggregate of 27,439,023 shares of our common stock in the Standby Purchase, less any shares it purchases in the Rights Offering. If no other Recordholder exercises its Basic Subscription Rights, the Tallwood Group will beneficially own 86,494,521 shares, or approximately 52.0%, of our then total outstanding shares of common stock following the Rights Offering (based on 166,356,829 shares outstanding and after giving effect to the Private Placement).

If the Rights Offering is not successful, we may need to raise additional capital in the future. The sale of additional shares of common stock or other securities would result in dilution to our stockholders and incurring indebtedness would result in restrictions on our operations.

We believe that funding received through the Private Placement, the Standby Purchase and under our Loan Agreements will be sufficient to meet our capital needs in the near term, however if the Rights Offering is not successful, we may need to seek financing in the future. These financings could include the sale of equity securities (which would result in dilution to our stockholders) or we may incur additional indebtedness (which would result in increased debt service obligations and could result in additional operating and financial covenants that would restrict our operations). There can be no assurance that any such equity or debt financing will be available in amounts or on terms acceptable to us, if at all. The failure to obtain additional equity or debt financing, if needed, could have a material adverse effect on our business, liquidity, and financial condition.

Risks Related to Our Common Stock

Our common stock is currently trading below $1.00. If our common stock continues to trade below $1.00, our stock could be delisted from NASDAQ, which action could adversely affect the market liquidity of our common stock and harm our business.

Beginning on January 31, 2014, our common stock began to trade below $1.00 per share on NASDAQ. On March 18, 2014, we received notification from NASDAQ indicating that we were not in compliance with Nasdaq Marketplace Rule 5550(a)(2), which Rule provides that securities listed by NASDAQ must maintain a minimum closing bid price of $1.00 per share and that based upon the closing bid price for our securities for the previous

30 consecutive business days, we no longer meet this requirement. NASDAQ further notified the us that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we will be provided 180 calendar days, or until September 15, 2014, to regain compliance by achieving a closing bid price of our securities of at least $1.00 per share for a minimum of ten consecutive business days at any time during the 180 calendar day period. On September 2, 2014, as we did not anticipate regaining compliance by September 15, 2014, we requested that NASDAQ grant to us a second 180 day compliance period. On September 16, 2014, NASDAQ notified us that we were eligible for a second 180 calendar day compliance period, or until March 16, 2015, to regain compliance, based on having met the continued listing requirements for market value of publicly held shares and all other applicable requirements for initial listing on NASDAQ, with the exception of the bid price requirement, and our written notice of our intention to cure the bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, there are risks associated with reverse stock splits, including the negative perceptions of the reverse stock splits, stock price may not remain above $1 and may decline lower than pre-reverse split levels, resulting stock price may not attract institutional investors or investment funds, and costs associated with implementing a reverse stock split.

There can be no guarantee that we will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2) within this second 180 calendar day compliance period. If we are again subject to delisting for any reason, including the failure to maintain the minimum closing bid price, such action would adversely affect the market price and liquidity of the trading market for our common stock and our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by our investors, suppliers, and employees.

The market price of our common stock has been and may continue to be volatile, and holders of our common stock may not be able to resell shares at or above the price paid, or at all.

The market price of our common stock has fluctuated substantially since our initial public offering and is likely to continue to be highly volatile and subject to wide fluctuations. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

•	quarter-to-quarter variations in our operating results;

•	failure to comply with NASDAQ minimum bid price, as discussed above;

•	changes in our senior management;

•	the success or failure of our new products;

•	the gain or loss of one or more significant customers or suppliers;

•	announcements of technological innovations or new products by our competitors, customers, or us;

•	the gain or loss of market share in any of our markets;

•	general economic and political conditions;

•	specific conditions in the semiconductor industry and broadband technology markets, including seasonality in sales of consumer products into which our products are incorporated;

•	continuing international conflicts and acts of terrorism;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions;

•	changes in product mix; or

•	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers.

The closing price of our common stock for the period of January 1, 2012 to November 12, 2014 ranged from a low of $0.31 to a high of $2.02. In addition, the market prices of securities of semiconductor and other technology companies have been volatile, particularly for companies like us, with relatively low trading volumes. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, holders of our common stock may not be able to resell their shares at or above the price paid.

If the securities analysts who currently publish reports on us do not continue to publish research or reports about our business, or if they issue an adverse opinion regarding our common stock, the market price of our common stock and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us and our business. Currently, two analysts periodically publish reports about our company. If either of these two analysts issue an adverse opinion regarding our common stock, the stock price would likely decline. If the analysts cease coverage of us or fail to regularly publish reports on us, we could lose further visibility to the financial markets, which in turn could cause the market price of our common stock or trading volume to decline.

Takeover attempts that stockholders may consider favorable may be delayed or discouraged due to our corporate charter and bylaws which contain anti-takeover provisions, Delaware law in general, or the Tallwood Group’s significant ownership of our common stock.

Provisions in our certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of our board of directors to expand the size of our Board and to elect directors to fill any such vacancies;

•	the establishment of a classified board of directors, which provides that not all members of the Board are elected at one time;

•	the prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•	the ability of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock;

•	the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend, or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors, and the ability of stockholders to take action;

•	the required approval of holders of a majority of the shares entitled to vote at an election of directors to remove directors for cause; and

•	no right of stockholders to call a special meeting of stockholders or to take action by written consent.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation, bylaws, and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

Due to the significant number of shares of our common stock that the Tallwood Group hold, as discussed below, the Tallwood Group may have the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders, including a takeover attempt, and may have interests that diverge from, or even conflict with, our interests and those of our other stockholders.

Risks Related to Our Commercial Business

We are in a product transition phase impacting revenue in the short term and we may not be able to adequately develop, market, or sell new products necessary to increase our quarterly revenue run rate.

Revenues from our more mature products are decreasing as these products near end-of-life and this decrease in revenues is likely to keep our quarterly revenue relatively flat to declining in the near term. Increases in revenue will be derived from new products, however, revenue from these new products may not offset the declines in revenue from our mature products in the short-term, long-term, or at all. Beginning in the third quarter of 2012, we began selling our next generation Gateway product Fusiv Vx185, Vx183, Vx175, and Vx173 chipsets. Further, we are currently developing a new broadband DSL Access platform that incorporates vectoring technology. The successful customer migration to our new products is critical to our business, takes substantial time and effort, and there is no assurance that we are or will be able to market and or sell new products and services in a timely manner. Our newer products and services, including our Vx585 family, Velocity-3, and Velocity-Uni products, may be delayed, and new products may not be accepted by the market, may be accepted later than anticipated, or may be replaced by newer products more quickly than anticipated. Our sales and operating results may be adversely affected if we are unable to bring new products to market, if customers delay purchases, or if acceptance of new products is slower than expected or to a smaller degree than expected, if at all. Failure of future offerings to be accepted by the market could have a material adverse effect on our business, operations, financial condition, and reputation.

Because we depend on a relatively small number of significant customers for a substantial portion of our revenue, the loss of any of our key customers, our inability to continue to sell existing and new products to our key customers in significant quantities, or our failure to attract significant new customers, could adversely impact our revenue and harm our business.

We have in the past, and expect in the future, to derive a substantial portion of our revenue from sales to a relatively small number of significant customers. Our four largest customers accounted for approximately 74% of our revenue in the third quarter of 2014 and 71% for the first nine months of 2014. For the three months ended September 28, 2014, Sagemcom SAS, Amod Technology Inc., Ltd. (a distributor selling exclusively to Sagemcom’s OEM), Amicko Technology, Inc., and Paltek Corporation represented 28%, 22%, 12% and 12% of our revenue, respectively. For the three months ended September 28, 2013, Sagemcom, AVM Computersysteme Vertriebs GmbH, Paltek Corporation and NEC Asia Pacific Pte. Ltd. represented 32%, 11%, 11%, and 10% of our revenue, respectively. The composition and concentration of these customers has varied in the past, and we expect that it will continue to vary in the future. Accordingly, the loss of any significant customer or a decline in business with any significant customer would materially and adversely affect our financial condition and results of operations. In addition, we may experience pressure from significant customers to agree to customer-favorable sales terms and price reductions.

Our lack of long-term agreements with our customers could have a material adverse effect on our business.

We typically do not have contracts with our major customers that obligate them to purchase any minimum amount of products from us. Sales to these customers are made pursuant to purchase orders, which typically can be canceled or modified up to a specified point in time, which may be after we have incurred significant costs related to the sale. If any of our key customers significantly reduced or canceled its orders, our business and operating results could be adversely affected. Because many of our semiconductor products have long product design and development cycles, it would be difficult for us to replace revenues from key customers that reduce or cancel their existing orders for these products, which may happen if they experience lower than anticipated demand for their products or cancel a program. Any of these events could have a material adverse effect on our business.

We face intense competition in the semiconductor industry and the broadband communications markets, which could reduce our market share and negatively affect our revenue.

The semiconductor industry and the broadband communications markets are intensely competitive. In the VDSL or VDSL-like technology and communications processing markets, we currently compete or expect to compete with, among others, Broadcom Corporation, Cavium, Inc., Freescale Semiconductor, Inc., Lantiq Deutschland GmbH, Marvell Technology Group Ltd., MediaTek Inc., PMC-Sierra, Inc., and Realtek Semiconductor Corp.

Many of our competitors have stronger manufacturing subcontractor relationships than we have as well as longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical, and other resources. In addition, many of our competitors have extensive technology libraries that could enable them to incorporate broadband or communications processing technologies into a system on a chip, creating a more attractive product line than ours. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements than we are able to. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers, or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop alternative technologies that more effectively address our markets with products that offer enhanced features and functionality, lower power requirements, greater levels of semiconductor integration, or lower cost. We cannot assure you that we will be able to compete successfully against current or new competitors, in which case we may lose market share and our revenue may fail to increase or may decline.

Our success is dependent upon achieving new design wins into commercially successful systems sold by our OEM and ODM customers.

Our products are generally incorporated into our OEM and ODM customers’ systems at the design stage. As a result, we rely on OEMs and ODMs to select our products to be designed into their systems, which we refer to as a “design win.” At any given time, we are competing for one or more design wins. We often incur significant expenditures over multiple quarters without any assurance that we will achieve a design win. Furthermore, even if we achieve a design win, we cannot be assured that the OEM or ODM equipment that we are designed into will be marketed, sold, or commercially successful and, accordingly, we may not generate any revenue from the design win. In addition, our OEM and ODM customers can choose at any time to discontinue their systems that include our products or delay deployment, which has occurred in the past from time-to-time. If we are unable to achieve design wins or if our OEM customers’ systems incorporating our products are not commercially successful or deployed, our operating results would suffer.

Our operating results have fluctuated significantly over time and are likely to continue to do so, and as a result, we may fail to meet or exceed our revenue forecasts or the expectations of securities analysts or investors, which could cause the market price of our common stock to decline.

Our industry is highly cyclical and is characterized by constant and rapid technological change, product obsolescence, price erosion, evolving standards, uncertain product life cycles, and wide fluctuations in product supply and demand. The industry has, from time-to-time, experienced significant and sometimes prolonged downturns, often connected with or in anticipation of maturing product cycles and declines in general economic conditions. To respond to these downturns, some service providers have decreased their capital expenditures, changed their purchasing practices to use refurbished equipment rather than purchasing new equipment, canceled or delayed new deployments, and taken a cautious approach to acquiring new equipment and technologies from OEMs, usually with very little notice. This, in turn, has reduced the demand for new semiconductors by our direct customers which could result in significant fluctuations of revenue as the economy changes. Any future downturns may reduce our revenue and could result in our accumulating excess inventory. By contrast, any upturn in the semiconductor industry could result in increased demand and competition for limited production capacity, which may affect our ability to ship products and prevent us from benefiting from such an upturn. Accordingly, our operating results may vary significantly as a result of the general conditions in the semiconductor or broadband communications industry, which could cause the market price of our common stock to decline.

Fluctuations in our expenses could affect our operating results.

Our expenses are subject to fluctuations resulting from various factors, including, but not limited to, higher expenses associated with new product releases, addressing technical issues arising from development efforts, unanticipated tapeout costs, additional or unanticipated costs for manufacturing or components because we do not have formal pricing arrangements with our subcontractors, costs of design tools, and large up-front license fees to third parties for intellectual property integrated into our products, as well as other factors identified throughout these risk factors.

Because many of our expenses are relatively fixed in the short term, or are incurred in advance of anticipated sales, we may not be able to reduce our expenses sufficiently to mitigate any reductions in revenue. Therefore, it may be necessary to take other measures to align expenses with revenue, including, implementation of a corporate restructuring plan. We last implemented a restructuring plan in 2012. Restructuring charges included expenses related to the severance for terminated employees and other exit-related costs arising from contractual and other obligations.

General macroeconomic conditions could reduce demand for services based upon our products.

Our business is susceptible to macroeconomic and other world market conditions. As an example, we believe that consumer-targeted broadband services, which are deployed using our technology, are part of most households’ discretionary spending. We believe the global financial economic downturn that began in 2008 and continues into 2014, particularly in Europe, negatively affected consumer confidence and spending. These outcomes and behaviors may adversely affect our business and financial condition. If individual consumers decide not to install—or discontinue purchasing—broadband services in their homes, whether to save money in an uncertain economic climate or otherwise, the resulting drop in demand could cause telecommunications service providers to reduce or stop placing orders for OEM equipment containing our products. Accordingly, the OEMs’ demand for our products could drop further, potentially having a materially negative effect on our revenue.

Industry consolidation may lead to increased competition and may harm our operating results.

There has been a trend toward consolidation in our industry. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete for customers. This could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, rapid consolidation could result in a decrease in the number of customers we serve. Loss of a major customer could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to develop, introduce, or achieve market acceptance of our new semiconductor products, our operating results would be adversely affected.

Our industry is characterized by rapid technological innovation and intense competition. Our future success will depend on our ability to continue to predict what new products are needed to meet the demand of the broadband, communications processor, or other markets addressable by our products and then introduce, develop, and distribute such products in a timely and cost-effective manner. The development of new semiconductor products is complex, and from time-to-time we have experienced delays in completing the development and introduction of new products. In the past we have invested substantial resources in developing and purchasing emerging technologies that did not achieve the market acceptance that we had expected.

Our ability to develop and deliver new semiconductor products successfully will depend on various factors, including our ability to:

•	successfully integrate our products with our OEM customers’ products;

•	gain market acceptance of our products and our OEM customers’ products;

•	accurately predict market requirements and evolving industry standards;

•	accurately define new semiconductor products;

•	timely complete and introduce new product designs or features;

•	timely qualify and obtain industry interoperability certification of our products and the equipment into which our products will be incorporated;

•	ensure that our subcontractors have sufficient foundry capacity and packaging materials and achieve acceptable manufacturing yields; and

•	shift our products to smaller geometry process technologies to achieve lower cost and higher levels of design integration.

If we are unable to develop and introduce new semiconductor products successfully and in a cost-effective and timely manner, we will not be able to attract new customers or retain our existing customers, which would harm our business.

If we do not successfully manage our inventory in the transition process to next generation semiconductor products, our operating results may be harmed.

If we are successful in developing new semiconductor products ahead of competitors but do not cost-effectively manage our inventory levels of existing products when making the transition to the new semiconductor products, our financial results could be negatively affected by high levels of obsolete inventory and our operating results would be harmed.

The average selling prices and gross margins of our products are subject to declines, which may harm our revenue and profitability.

Our products are subject to rapid declines in average selling prices due to pressure from customers. We have lowered our prices significantly at times to gain or maintain market share, and we expect to do so again in the future. In addition, we may not be able to reduce our costs of goods sold as rapidly as our prices decline. Our financial results, in particular, but not limited to, our gross margins, will suffer if we are unable to maintain or increase pricing, or are unable to offset any future reductions in our average selling prices by increasing our sales volumes, reducing our manufacturing costs, or developing new or enhanced products that command higher prices or better gross margins on a timely basis.

Our product sales mix is subject to frequent changes, which may impact our revenue and margin.

Our product margins vary widely by product and customer. As a result, a change in the sales mix of our products could have an impact on forecasted revenue and margins. For example, our Access product family generally has higher margins as compared to our Gateway product family. Furthermore, the product margins within our product families can vary based on the performance and type of deployment, as the market typically commands higher prices for higher performance. While we forecast a future product mix and make purchase decisions based on that forecast, actual results can be materially different which could negatively impact our revenue and margins.

Any defects in our products could harm our reputation, customer relationships, and results of operations.

Our products may contain undetected defects, errors, or failures, which may not become apparent until the products are in the hands of our customers or our customers’ customers. The occurrence of any defects, errors, or failures discovered after we have sold the product could result in:

•	cancellation of orders;

•	product returns, repairs, or replacements;

•	monetary or other accommodations to our customers;

•	diversion of our resources;

•	legal actions by customers or customers’ end users;

•	increased insurance and warranty costs; and

•	other losses to us or to customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of these or other products and loss of sales, which could negatively affect our business and results of operations. As our products become even more complex in the future, this risk may intensify over time and may result in increased expenses.

The semiconductor industry is highly cyclical, which may cause our operating results to fluctuate.

We operate in the highly cyclical semiconductor industry. This industry is characterized by wide fluctuations in product supply and demand. In the past, the semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles, and declines in general economic conditions. Even if demand for our products remains constant, a lower level of available foundry capacity could increase our costs, which would likely have an adverse impact on our results of operations.

Changes in our senior management could negatively affect our operations and relationships with our customers and employees.

We have in the past and may in the future experience significant changes in our senior management team. In the past three years, we have accepted the resignations of our Vice President of Program Management and our Vice President of Sales. In addition, we appointed a new President and Chief Executive Officer, a new Vice President of Operations, a new Vice President of Marketing, and a new Vice President of Sales. Changes in our senior management or technical personnel could affect our customer relationships, employee morale, and our ability to operate in compliance with existing internal controls and regulations and harm our business. If we are unable to maintain a consistent senior management team or successfully integrate our current and future members of senior management, our business could be negatively affected.

Because competition for qualified personnel is intense in our industry, we may not be able to recruit and retain necessary personnel, which could impact our product development and sales.

Our future success depends on our ability to continue to attract, retain, and motivate our senior management team as well as qualified technical personnel, particularly software engineers, digital circuit designers, mixed-signal circuit designers, and systems and algorithms engineers. Competition for these employees is intense and many of our competitors may have greater name recognition and significantly greater financial resources to better compete for these employees. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, our growth may be limited due to our lack of capacity to develop and market our products. All of our key employees are employed on an “at will” basis. The loss of any of these key employees could slow our product development processes and sales efforts or harm the perception of our business. We may also incur increased operating expenses and be required to divert the attention of our senior management to recruit replacements for key employees. Also, our depressed common stock price may result in difficulty attracting and retaining personnel as stock options and other forms of incentive equity grants generally comprise a significant portion of our compensation packages for all employees, which could harm our ability to provide technologically competitive products.

Further, the changes in senior management as well as the multiple restructurings and reductions in force that we have recently experienced, have had, and may continue to have, a negative effect on employee morale and the ability to attract and retain qualified personnel.

Risks Related to Our Operations and Technology

We rely on third-party technologies for the development of our products, and our inability to use such technologies in the future or the failure of such technology would harm our ability to remain competitive.

We rely on third parties for technologies that are integrated into some of our products, including memory cells, input/output cells, hardware interfaces, and core processor logic. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed. Further, if we were to seek such a license and such license were available, we could be required to make significant payments with respect to past and/or future sales of our products, and such payments may adversely affect our financial condition and operating results. If a party determines to pursue claims against us for patent infringement, we might not be able to successfully defend against such claims. In addition, the third party intellectual property could also expose us to liability and, while we have not experienced material warranty costs in any period as a result of third party intellectual property, there can be no assurance that we will not experience such costs in the future.

Our service agreement with eSilicon Corporation, or eSilicon, limits our ownership and control of raw materials and work-in-process. Should eSilicon default on its contractual commitments to us or fail to timely deliver furnished goods, it would negatively impact our revenue and reputation.

In 2012, we entered into an agreement with eSilicon, or the Service Agreement, under which eSilicon handles a majority of our day-to-day supply chain management, production test engineering, and production quality engineering functions. Pursuant to the Service Agreement, we place orders for our finished goods with eSilicon, who, in turn, contracts with wafer foundries and assembly and test subcontractors, and manages these operational functions for us on a day-to-day basis. eSilicon owns the raw materials and work-in-process until such time as the products are delivered to us as finished goods. Should eSilicon default on its contractual obligation to deliver finished goods to us in a timely manner, or at all, we may be required to restart the wafer production process with a total cycle time of approximately one calendar quarter. As a result, we may be required to incur additional costs and we would experience delays in delivering products to our customers, which would result in decreased revenue, have a negative effect on operating results, and harm our reputation.

We are a fabless semiconductor company and failure to secure and maintain sufficient capacity with eSilicon and its subcontractors could significantly disrupt shipment of our products, impair our relationships with customers, and decrease sales, which would negatively impact our market share and operating results.

We are a fabless semiconductor company and are therefore dependent on and currently use multiple third-party wafer foundries and other subcontractors, located primarily in Israel, Malaysia, the Philippines, and Taiwan, to manufacture, assemble, and test all of our semiconductor devices. While we work with multiple suppliers, generally each individual product is made by one foundry and processed at a single assembly and test subcontractor. Accordingly, we have been and will continue to be greatly dependent on a limited number of suppliers to deliver quality products in a timely manner. In past periods of high demand in the semiconductor market, we have experienced delays in obtaining sufficient capacity to meet our demand and as a result were unable to deliver all of the products to our customers on a timely basis. In addition, we have experienced similar delays due to technical and quality control problems. We are dependent on eSilicon and, in turn, its suppliers to deliver our products on time.

If we and/or eSilicon were to need to qualify a new facility to meet a need for additional capacity, or if a foundry or subcontractor ceased working with eSilicon, as has happened in the past, or if production is disrupted (including an event where eSilicon ceases its business operations), we may be unable to meet our customer demand on a timely basis, or at all. We may be required to incur additional costs and may need to successfully qualify an alternative facility in order to not disrupt our business.

In the event that we seek to use new wafer foundries to manufacture a portion of our semiconductor products, we may not be able to bring the new foundries on-line rapidly enough and may not achieve anticipated cost reductions.

As indicated above, we have used and will continue to use a limited number of independent wafer foundries to manufacture all of our semiconductor products, which could expose us to risks of delay, increased costs, and customer dissatisfaction in the event that any of these foundries are unable to meet our requirements. Additional wafer foundries may be sought to meet our future requirements but the qualification process typically requires several months or more. By the time a new foundry is qualified, the need for additional capacity may have passed or we may have lost the potential opportunity to a competitor. If qualification cannot be met in a timely manner, we would experience a significant interruption in supply of the affected products, which could in turn cause our costs of revenue to increase and our overall revenue to decrease. This would harm our customer relationships and our market share, as well as our operating results would suffer.

When demand for manufacturing capacity is high, we may take various actions to try to secure sufficient capacity, which could be costly and negatively impact our operating results.

Although we have purchase order commitments to supply specified levels of products to our OEM customers, neither we nor eSilicon have a guaranteed level of production capacity from any of our foundries or subcontractors’ facilities that we depend upon to produce our semiconductors. Facility capacity may not be available when we need it or at reasonable prices. We place our orders on the basis of our OEM customers’ purchase orders or our forecast of customer demand, and eSilicon or its foundries and subcontractors may not be able to meet our requirements in a timely manner, or at all.

In order to secure sufficient manufacturing facility capacity when demand is high and mitigate the risks described in the foregoing paragraphs, we may enter into various arrangements with eSilicon, or directly with foundries or other subcontractors, that could be costly and negatively affect our operating results, including minimum order quantities over extended periods, and payment of premiums to secure necessary lead-times.

We may not be able to make such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, not be on terms favorable to us, and may contain financial penalties if we do not use all of our allocated facility capacity. These penalties and obligations may be expensive and could harm our business.

Defects and poor performance in our products could result in a loss of customers, decreased revenue, unexpected expenses, and loss of market share, and we may face warranty and product liability claims arising from defective products.

We have experienced in the past, and may experience in the future, defects (commonly referred to as “bugs”) in our products which may not always be detected by testing processes. Defects can result from a variety of causes, including, but not limited to, manufacturing problems or third party intellectual property that we have incorporated into our products. If defects are discovered after our products have shipped, we have experienced, and could continue to experience, warranty and consequential damage claims from our customers. If we are unable to deliver quality products, our reputation would be harmed, which could result in the loss of future orders from our customers. Further, we may experience difficulties in achieving acceptable yields on some of our products, which may result in higher per unit cost, shipment delays, and increased expenses associated with resolving yield problems. If any of these adverse risks are realized and we are not able to offset the lost opportunities, our revenue, margins, and operating results would decline.

If our forecasts of our OEM customers’ demand are inaccurate, our financial condition and liquidity would suffer.

We place some orders with our suppliers based on the forecasts of our OEM customers’ demand. Our forecasts are based on multiple assumptions, each of which may introduce errors into our estimates. If we do not accurately forecast customer demand, we may allocate resources to manufacturing products that we may not be able to sell. As a result, as we experienced in the past, we could have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our cost of revenue, negatively affect gross margins, and reduce our liquidity. Similarly, if our forecast underestimates customer demand, we may forego revenue opportunities, lose market share, and damage customer relationships. Our failure to accurately manage inventory against demand would adversely affect our financial results.

To remain competitive, we may need to migrate to smaller geometrical processes and our failure to do so may harm our business.

We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometrical processes, which are measured in microns or nanometers. We have in the past, and may in the future, experience some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which has resulted in reduced manufacturing yields, delays in product deliveries, and increased product costs and expenses. Additionally, upfront expenses associated with smaller geometrical process technologies such as for masks and tooling can be significantly higher than those for the processes that we currently use, and our migration to these newer process technologies can result in significantly higher research and development expenses.

Third-party claims of infringement or other claims against us could adversely affect our ability to market our products, require us to redesign our products, or seek licenses from third parties, and harm our business. In addition, any litigation that we are required to defend regarding such claims could result in significant expenses and diversion of our resources.

Other companies in the semiconductor industry and intellectual property holding companies often aggressively protect and pursue their intellectual property rights. From time-to-time, we receive, and we are likely to continue to receive in the future, notices that claim our products infringe upon other parties’ intellectual property rights. We may in the future be engaged in litigation with parties who claim that we have infringed their intellectual property rights or who may seek to invalidate one or more of our patents, and it is possible that we would not prevail in any such lawsuit. An adverse determination in any of these types of claims could prevent us from manufacturing or selling some of our products, could increase our costs of products and could expose us to significant liability. In addition, a court could issue a preliminary or permanent injunction that could require us to stop selling certain products in that market or redesign certain products offered for sale or that are under development. In addition, we may be liable for damages for past infringement and royalties for future use of the technology and we may be liable for treble damages if infringement is found to have been willful. Even if claims against us are not valid or successfully asserted, these claims could nevertheless result in significant costs and a diversion of management and personnel resources to defend.

Many companies in the semiconductor industry have significant patent portfolios. These companies and other parties may claim that our products infringe their proprietary rights. We may become involved in litigation as a result of allegations that we infringe the intellectual property rights of others. Any party asserting that our products infringe their proprietary rights could force us to defend ourselves, and possibly our customers, against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. We could also be forced to do one or more of the following:

•	stop selling, incorporating, or using our products that utilize the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all, or we could be required us to make significant payments with respect to past or future sales of our products;

•	redesign those products that use any allegedly infringing technology, which may be costly and time-consuming; or

•	refund to our customers amounts received for allegedly infringing technology or products.

Any potential dispute involving our patents or other intellectual property could also include our customers which could trigger our indemnification obligations to one or more of them and result in substantial expense to us.

In any potential dispute or claim involving a third party’s patents or other intellectual property, our customers could also become the target of litigation. We are aware of certain instances in which third parties have recently notified our customers that their products (incorporating our technology) may infringe on the third parties’ technology. We expect that our customers may receive similar notices in the future. Because we have entered into agreements whereby we have agreed to indemnify our customers for intellectual property claims made against them for products incorporating our technology, any litigation could trigger indemnification obligations. Any indemnity claim could adversely affect our relationships with our customers and result in substantial expense to us.

Other data transmission technologies and communications processing technologies may compete effectively with the services enabled by our products, which could adversely affect our revenue and business.

Our revenue currently is dependent upon the increase in demand for services that use broadband technology and integrated residential gateways. Besides xDSL and other discrete multi-tone, or DMT,-based technologies, service providers can decide to deploy passive optical network or fiber and there would be reduced need for our products. If more service providers decide to extend fiber all the way to the home, commonly referred to as fiber to the home, or FTTH, deployment, it could harm our xDSL business. Furthermore, residential gateways compete against a variety of different data distribution technologies, including Ethernet routers, set-top boxes provided by cable and satellite providers, wireless, or WiFi and WiMax, and emerging power line and multimedia over coax alliance technologies. If any of these competing technologies proves to be more reliable, faster, less expensive, or has any other advantages over the broadband technologies we provide, the demand for our products may decrease and our business would be harmed.

Rapidly changing standards and regulations could make our products obsolete, which would cause our revenue and operating results to suffer.

We design our products to conform to regulations established by governments and to standards set by industry standards bodies worldwide, such as the Alliance for Telecommunications Industry Solutions, or ATIS, and the International Telecommunication Union Telecommunication Standard, or ITU-T. Because our products are designed to conform to current specific industry standards, if competing standards emerge that are preferred by our customers, we would have to make significant expenditures to develop new products. If our customers adopt new or competing industry standards with which our products are not compatible, industry groups adopt new standards, or governments issue new regulations with which our products are not compatible, our existing products would become less desirable to our customers, and our revenue and operating results would suffer.

If we fail to secure or protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our revenue, or increase our cost.

Our success will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark, and trade secret laws, confidentiality agreements, and licensing arrangements to establish and protect our proprietary rights. From time-to-time we file new patent applications. These pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies or may be determined to be invalid or unenforceable. While we are not currently aware of any misappropriation of our existing technology, policing unauthorized use of our technology is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly unauthorized use in foreign countries where we have not applied for patent protection and, even if such protection was available, the laws may not protect our proprietary rights as fully as United States law. The patents we have obtained or licensed, or may obtain or license in the future, may not be adequate to protect our proprietary rights. Our competitors may independently develop or may have already developed technology similar to us, duplicate our products, or design around any patents issued to us or our other intellectual property. In addition, we have been, and may be, required to license our patents as a result of our participation in various standards organizations. If competitors appropriate our technology and it is not adequately protected, our competitive position would be harmed, our legal costs would increase, and our revenue would decrease.

Changes in current or future laws or regulations or the imposition of new laws or regulations by federal or state agencies or foreign governments could impede the sale of our products or otherwise harm our business.

The effects of regulation on our customers and the industries in which they operate may materially and adversely impact our business. For example, various governments around the world have considered, and it is anticipated that others may consider, regulations that would limit or prohibit sales of certain telecommunications products manufactured in China. If these rules apply to equipment containing our semiconductor products, such regulation could reduce sales of our products and have a negative effect on our operating results.

In addition, the Ministry of Internal Affairs and Communications in Japan, the Ministry of Communications and Information in Korea, various national regulatory agencies in Europe, the European Commission in the European Union, and the U.S. Federal Communications Commission have broad jurisdiction over our target markets. Although the laws and regulations of these and other government agencies may not be directly applicable to our products, they do apply to much of the equipment into which our products are incorporated. Governmental regulatory agencies worldwide may affect the ability of telephone companies to offer certain services to their customers or other aspects of their business, which may in turn impede sales of our products.

In addition to the laws and regulations specific to telecommunications equipment, other laws and regulations affect our business. For instance, changes in tax, employment, and import/export laws and regulations, and their enforcement, commonly occur in the countries in which we operate. If changes in those laws and regulations, or in the enforcement of those laws and regulations, occur in a manner that we did not anticipate, those changes could cause us to have increased operating costs or to pay higher taxes, and thus have a negative effect on our operating results.

Failure to maintain adequate internal controls as required by Section 404 of the Sarbanes-Oxley Act, or SOX, could harm our operating results, our ability to operate our business, and our investors’ view of us.

If we do not maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of SOX. Effective internal controls, particularly those related to revenue recognition, valuation of inventory, and warranty provisions, are necessary for us to produce reliable financial reports and are important in helping to prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We are exposed to legal, business, political, and economic risks associated with our international operations.

We currently obtain substantially all of our manufacturing, assembly, and testing services from suppliers and subcontractors located outside of the United States, and have a significant portion of our research and development team located in India. In addition, 97%, 99%, 99%, and 99% of our revenue for the years ended 2013 and 2012 and for the nine months ended September 28, 2014 and September 29, 2013, respectively, were derived from sales to customers outside the United States. We have expanded our international business activities and may open other design and operational centers abroad. International operations are subject to many other inherent risks, including, but not limited to:

•	political, social, and economic instability, including war and terrorist acts;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	trade and travel restrictions;

•	the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	foreign currency exposure and fluctuations in currency exchange rates;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	potentially adverse tax consequences.

Because we are currently almost wholly dependent on our foreign sales, as well as our research and development facilities located off-shore and operations in foreign jurisdictions, any of the factors described above could significantly harm our ability to produce quality products in a timely and cost effective manner, as well as our ability to increase or maintain our foreign sales.

Fluctuations in exchange rates among the U.S. dollar and other currencies in which we do business may adversely affect our operating results.

We maintain extensive operations internationally. We have offices or facilities in China, France, Germany, India, Japan, Korea, and Taiwan. We incur a portion of our expenses in currencies other than the U.S. dollar, including, predominantly, the Indian rupee and the Chinese yuan. A large portion of our cash is held by our international affiliates both in U.S. dollar and local currency denominations. As a result, we may experience foreign exchange gains or losses due to the volatility of these currencies compared to the U.S. dollar. Because we report our results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of our operating results. In addition, our sales have been historically denominated in U.S. dollars. Currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for us to predict and/or provide guidance on our results. Currently, we have not implemented any strategies to mitigate risks related to the impact of fluctuations in currency exchange rates and we cannot predict future currency exchange rate changes.

Several of the facilities that manufacture our products, most of our OEM customers and the service providers they serve, and our California headquarters are located in regions that are subject to earthquakes and other natural disasters.

Several of our subcontractors’ facilities that manufacture, assemble, and test our products, and most of our wafer foundries, are located in Malaysia, the Philippines, and Taiwan. Several of our large customers are located in Japan and Korea. The Asia-Pacific region has experienced significant earthquakes and other natural disasters in the past and will be subject to seismic activities in the future. Any earthquake or other natural disaster in these areas could significantly disrupt these manufacturing facilities’ production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage of wafers, in particular, and possibly in higher wafer prices, and increased production costs in general. Natural disasters could also adversely affect our customers and their demand for our products. Our headquarters in California is also located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, it could significantly disrupt our operations.

Changes in our tax rates could affect our future results.

Our future effective tax rates could be favorably or unfavorably affected by the absolute amount and future geographic distribution of our pre-tax income, our ability to successfully shift our operating activities to foreign jurisdictions, and the amount and timing of intercompany payments from our foreign operations that are subject to U.S. income taxes. In addition, our subsidiary in India is currently being audited by the tax authorities in that country. Should the audit or any subsequent appeals result in a decision adverse to us, such decision could not only result in assessments for prior periods, but also an increased tax rate in future periods.

New regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex, and may result in damage to our reputation with customers.

On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new requirements for companies that use certain minerals and metals, known as “conflict minerals,” in their products, whether or not these products are manufactured by third parties. These requirements require companies to diligence, disclose, and report whether or not such minerals originate from the Democratic Republic of the Congo, or DRC, and adjoining countries. There were and continue to be costs associated with complying with these rules, includes costs related to determining the source of any of the relevant minerals and metals used in our products. In addition, the implementation of these new requirements could adversely affect the sourcing, availability, and pricing of such minerals. For example, there may only be a limited number of suppliers offering “conflict free” materials, we cannot be sure that we will be able to obtain necessary “conflict free” materials from such suppliers in sufficient quantities or at reasonable prices. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation, could increase our costs, and could adversely affect our manufacturing operations. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products be certified as conflict mineral free.

Risks Related to Tallwood

The Tallwood Group may exercise significant influence over us as a significant stockholder and holder of a right to elect the proportionate number of directors equal to its ownership interest in us.

As of September 26, 2014, the Tallwood Group beneficially owned 31.8% of our outstanding common stock. On September 29, 2014, the Tallwood Group purchased 27,439,023 shares of our common stock in the Private Placement, which increased its beneficial ownership interest to 42.5%, based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement. Depending on whether or not stockholders exercise their Basic Subscription Rights in full, the Tallwood Group would beneficially own 86,494,521 shares, or approximately 30.5% to 52.0%, respectively, of our then total issued and outstanding common stock, based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement and the Rights Offering.

We are also party to the Stockholder Agreement with the Tallwood Group, which, among other things, contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by the Tallwood Group, voting, registration rights and other matters. Subject to certain exceptions, the Tallwood Group is permitted under the terms of the Stockholder Agreement to maintain their ownership interest in us in subsequent equity offerings. Given their ownership interest in us, the Tallwood Group may have the ability to control or significantly influence the outcome of any matter submitted for the vote of our stockholders. The Tallwood Group may also have interests that diverge from, or even conflict with, our interests and those of our other stockholders. In addition, the Certificate of Designation of our Series A Preferred Stock provides that, so long as the holder of the Series A Preferred Stock beneficially owns at least 35% of our outstanding common stock, the Tallwood Group has the right to nominate and elect three directors. Certain voting restrictions in the Stockholder Agreement that require the Tallwood Group to vote all shares owned by it in excess of 37.5% of the outstanding voting shares in the same proportion as the votes of all stockholders that are not affiliated with the Tallwood Group will expire five years after the Rights Offering. At that time, the Tallwood Group may own a majority of the outstanding voting shares, which will give the Tallwood Group the ability to control our board and votes of stockholders or make changes in the business or governance of our company, which could have a material adverse effect on the other stockholders. Even if the Tallwood Group does not own a majority of the outstanding voting shares, its substantial holdings may give it effective control of the affairs of our company because it may own a majority of the voting shares that actually vote at any meeting or consent of the stockholders.

The market price of our common stock may decline as a result of future sales of our common stock by the Tallwood Group.

We are unable to predict the potential effects of the Tallwood Group’s ownership of our outstanding common stock on the trading activity in and market price of our common stock. Pursuant to the Stockholder Agreement, we have granted the Tallwood Group and their permitted transferees’ registration rights for the resale of all shares of our common stock the Tallwood Group holds now or purchases in the Rights Offering or the Standby Purchase. Any such resale would increase the number of shares of our common stock available for public trading. Sales by the Tallwood Group or their permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

Stockholders may not want to invest in our company given the significant ownership of our common stock by the Tallwood Group.

The Tallwood Group’s ownership of our common stock may delay, deter or prevent acts that would be favored by our other stockholders and its interests may not always coincide with our interests or the interests of our other stockholders. In addition, the Tallwood Group may seek to cause us to take courses of action that, in its judgment, could enhance its investments in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, this concentration of stock ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with a significant stockholder.

USE OF PROCEEDS

Assuming that all 144,925,083 shares are sold in the Rights Offering, we estimate that the net proceeds from the Rights Offering will be approximately $58.1 million, after estimated expenses.

We currently intend to use the net proceeds for working capital and general corporate purposes. We cannot specify with certainty the particular amounts or uses for the net proceeds to be received from this offering. Accordingly, our management and board of directors will have broad discretion in using the net proceeds to be received from the Rights Offering. Pending the use of proceeds from this offering, we plan to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on NASDAQ under the symbol “IKAN.” The following table sets forth the high and low sales prices of our common stock as reported on NASDAQ for the periods indicated.

	High	Low
2012
First fiscal quarter	$0.93	$0.67
Second fiscal quarter	$0.95	$0.64
Third fiscal quarter	$1.41	$0.80
Fourth fiscal quarter	$1.78	$1.18

2013
First fiscal quarter	$2.04	$1.25
Second fiscal quarter	$2.11	$1.15
Third fiscal quarter	$1.48	$1.12
Fourth fiscal quarter	$1.45	$1.02

2014
First fiscal quarter	$1.29	$0.80
Second fiscal quarter	$0.91	$0.40
Third fiscal quarter	$0.47	$0.30
Fourth fiscal quarter (through November 12, 2014)	$0.44	$0.28

On November 12, 2014, the last trading day prior to the date of this prospectus for which information was practicably available, the closing price of our common stock as reported on NASDAQ was $0.36 per share. As of September 29, 2014, there were approximately 301 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our loan agreements prohibit the payment of dividends on our common stock. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 28, 2014, as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to the sale of 39,634,144 shares of common stock in the Private Placement after deducting certain reimbursable expenses; and

•	on a pro forma as adjusted basis to give effect to the Private Placement, the Share Increase and the receipt of the estimated net proceeds from the sale of 144,925,083 shares of common stock in the Rights Offering after deducting estimated expenses.

You should read this table together with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus.

	As of September 28, 2014
	Actual	Pro Forma	Pro Forma As Adjusted
	(Unaudited)
	(In thousands, except per share data)
Cash and cash equivalents	$6,537	$21,187	$80,606

Revolving line	$4,937	$4,937	$4,937

Stockholders’ equity:
Preferred stock, par value $0.001 per share: 1,000 shares authorized, 0.001 shares issued and outstanding, actual, pro forma, pro forma as adjusted and pro forma as adjusted with increase in authorized common stock	—	—	—
Common stock, par value $0.001 per share: 200,000 shares authorized, 99,284 shares issued and outstanding, actual; 200,000 shares authorized, 138,918 shares issued and outstanding, pro forma; 425,000 shares authorized, 283,843 shares issued and outstanding, pro forma as adjusted	99	139	284
Additional paid-in capital	374,548	389,458	448,732
Accumulated deficit	(359,001)	(359,301)	(359,301)

Total stockholders’ equity	15,646	30,296	89,715

Total capitalization	$20,583	$35,233	$94,652

The number of shares of common stock in the table above excludes as of September 28, 2014:

•	18,051,486 shares of common stock issuable upon the exercise of options outstanding, at a weighted average exercise price of $1.34 per share;

•	6,940,519 shares of common stock issuable upon settlement of outstanding restricted stock units;

•	8,761,874 shares of common stock reserved for future issuance under our 2014 Stock Incentive Plan; and

•	15,697,063 shares of common stock reserved for future issuance under our 2004 Employee Stock Purchase Plan.

The number of shares of common stock in the table also excludes:

•	314,000 shares of common stock issuable upon the exercise of options granted after September 28, 2014, at a weighted average exercise price of $0.37 per share; and

•	3,157,894 Warrant Shares issuable upon exercise of the Warrant at an exercise price of $0.475 per share, 1,578,947 of which were immediately exercisable on the issuance date of the Warrant.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the effect of the Private Placement, the Rights Offering and the Standby Purchase, if any, on the percentage ownership of our common stock, based on 99,283,662 shares of common stock outstanding as of September 26, 2014, taking into account whether the Recordholders exercise their Basic Subscription Rights in full or not at all. For purposes of this table, we have included shares that Alcatel-Lucent may acquire within 60 days of September 26, 2014. However, we have not included any shares that may be acquired within 60 days of September 26, 2014 for any other holders of our securities.

Name	Percentage Ownership on Record Date	Percentage Ownership following the Private Placement	Maximum Number of Shares Purchased in Rights Offering (or Standby Purchase, if any) (#)(1)	Percentage Ownership Following Rights Offering and Standby Purchase, if any
				All Recordholders Participate(2)	No Recordholders Participate(2)

Tallwood Group(2)	31.8%	42.5%	27,439,023	30.5%	52.0%
Alcatel-Lucent (3)	—	9.8%	N/A	4.8%	8.2%
All Stockholders other than the Tallwood Group and Alcatel-Lucent	68.2%	48.7%	N/A	65.2%	40.7%

(1)	The actual number of shares purchased is subject to reduction and our right to terminate the Rights Offering and therefore may be less than the amount shown in this column, or may be zero.
(2)	Assumes the purchase by the Tallwood Group of $11.25 million of our common stock in the Rights Offering or the Standby Purchase. If the Tallwood Group exercises its Basic Subscription Rights in full, it may purchase additional shares pursuant to its Over-Subscription Privilege, which is not reflected in this table.
(3)	Includes 1,578,894 Warrant Shares that are immediately exercisable, but does not include 1,578,894 Warrant Shares that are not immediately exercisable on the issuance date of the Warrant and the exercisability of which is conditioned upon the funding of the ALU Loan.

THE RIGHTS OFFERING

Reasons for the Rights Offering

We are conducting the Rights Offering to raise additional capital to finance our business, and to give Recordholders the opportunity to purchase their pro rata share of our common stock at the same price as in the Private Placement so that those Recordholders, if they exercise their Basic Subscription Rights in full, would, subject to the Over-Subscription Privilege, maintain their pre-Private Placement ownership interest relative to the Tallwood Group. The Rights Offering is not being conducted as part of a series of transactions that is intended to result in our company going private. See “Background of the Collaboration and Funding Plan.”

The Subscription Rights

We are distributing to the Recordholders, at no charge, non-transferable Subscription Rights to purchase an aggregate of 144,925,083 shares of our common stock at a price of $0.41 per whole share. Each Basic Subscription Right will entitle you to purchase 1.459707 shares of our common stock. The Rights Offering is being conducted at the Subscription Price, which represents a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the closing date of the Private Placement. Each Recordholder will receive one Subscription Right for each whole share of our common stock owned by such Recordholder as of the Record Date. Each Subscription Right entitles the Recordholder to a Basic Subscription Right and an Over-Subscription Privilege. The shares of common stock that you purchase in the Rights Offering will be issued in book-entry, or uncertificated form, as soon as practicable following the expiration of the Rights Offering.

Basic Subscription Rights

Recordholders will have the opportunity to purchase their pro rata share of our common stock at the same price as the Private Placement so that those stockholders would, if they fully participated in the Rights Offering maintain their ownership interest relative to the Tallwood Group following the Private Placement, subject to the Over-Subscription Privilege. Your Basic Subscription Rights will entitle you to purchase 1.459707 shares of our common stock. For example, if you owned 100 shares of common stock as of the Record Date, you will receive 100 Subscription Rights and will have the right to purchase 145 shares of our common stock at $0.41 per whole share, or a total payment of $59.45. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege. We are treating the shares purchased by the Tallwood Group in the Private Placement as a credit against their Basic Subscription Rights. As a result, if the Tallwood Group purchases $11.25 million of common stock pursuant to its Basic Subscription Rights, the Tallwood Group will be eligible to exercise its Over-Subscription Privilege and there will be no Standby Purchase.

Over-Subscription Privilege

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege. Subject to proration and regulatory limitations, if applicable, we will seek to honor the Over-Subscription Privilege requests in full. If Over-Subscription Privilege requests exceed the number of shares available, however, we will allocate the available shares pro rata among the Recordholders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those Recordholders owned on the Record Date, relative to the number of shares owned on the Record Date by all Recordholders exercising the Over-Subscription Privilege. If this pro rata allocation results in any Recordholder receiving a greater number of shares than the Recordholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Recordholder will be allocated only that number of shares for which the Recordholder oversubscribed, and the remaining shares will be allocated among all other Recordholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

American Stock Transfer & Trust Company, LLC, the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, with 10 business days after expiration of the Rights Offering.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any orders for shares pursuant to the Over-Subscription Privilege if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Rights.

Limitation on the Purchase of Shares

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of Basic Subscription Rights distributed to you in the Rights Offering, plus the Over-Subscription Privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the Rights Offering is limited by the number of shares of our common stock you held on the Record Date and by the extent to which other stockholders exercise their Basic Subscription Rights and Over-Subscription Privileges, which we cannot determine prior to completion of the Rights Offering. However, due to regulatory restrictions, we will not issue shares in the Rights Offering to the extent that a stockholder (other than the Tallwood Group) would beneficially own, together with any other person with whom such stockholder’s shares of common stock may be aggregated under applicable law, more than the percentage of our outstanding shares of common stock owned by the Tallwood Group following the Rights Offering and the Standby Purchase, if any.

Subscription Price

The Subscription Price is $0.41 per whole share. The Subscription Price represents a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the closing date of the Private Placement. The Subscription Price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the Subscription Price by reason of changes in the trading price of our common stock or other factors prior to the expiration of this Rights Offering.

Determination of Subscription Price

At a May 2, 2014 meeting of management, Pillsbury, the Tallwood Group and Latham & Watkins, the Tallwood Group outlined its fundamental principle for the financing that any investment by the Tallwood Group in a private placement be followed by a rights offering at the same price as the private placement so that all of our existing stockholders would have the opportunity to maintain their relative percentage interests in our company with respect to the Tallwood group, subject only to dilution arising from any equity investment by Alcatel-Lucent and other future issuances of stock. The Tallwood Group maintained this principle throughout its discussions with the special committee and management concerning the Subscription Price.

The special committee wanted to provide the same investment opportunity to all of our existing stockholders as afforded to the Tallwood Group in the Private Placement, and at the same price, which represents a 17% premium to the market price per share of our common stock on September 26, 2014, the trading day immediately prior to the closing date of the Private Placement. The special committee, the Tallwood Group and Alcatel-Lucent agreed upon a formula to determine the price per share for the sale of shares of our common stock in the Private Placement. In negotiating the purchase price for the Private Placement, the special committee considered a variety of factors including those listed below, but the special committee did not find it meaningful, practical or possible to prioritize, nor did it, prioritize any such factors:

•	the benefit of having Alcatel-Lucent as an investor and strategic partner;

•	our need to raise capital in the near term to continue our operations;

•	the current trading price of our common stock;

•	the fact that the Rights Offering would be at the same price as the Private Placement and would afford the public stockholders the opportunity to, if they exercise their Basic Subscription Rights in full and, subject to the Over-Subscription Privilege, maintain their pre-Private Placement ownership interest relative to the Tallwood Group;

•	a price that would increase the likelihood of participation in the Rights Offering;

•	typical premiums or discounts to the trading price paid in private placements by public companies;

•	an analysis of stock price trading multiples for companies similar to us that, among other things, did not need to raise capital in the near-term;

•	our most recently forecasted revenue relative to our peer group;

•	NASDAQ restrictions on pricing a private placement of the magnitude involved; and

•	the lack of viable alternatives available to us for raising capital in the near term.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. You should not assume or expect that, after the Rights Offering, our shares of common stock will trade at or above the Subscription Price in any given time period. The market price of our common stock may decline during or after the Rights Offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the Rights Offering at a price equal to or greater than the Subscription Price. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable.

Non-Transferability of Subscription Rights

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer, or assign your Subscription Rights to anyone. The Subscription Rights will not be listed on NASDAQ or any other stock exchange or market. The shares of our common stock issuable upon exercise of the Subscription Rights will be listed on NASDAQ.

Expiration Date; Extension

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 p.m., Eastern Time, on             , 2014, which is the expiration of the Rights Offering. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the Subscription Agent receives your Rights Certificate or your subscription payment after that time. We have the option to extend the Rights Offering, although we do not presently intend to do so. We may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the Rights Offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Subscription Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., Eastern Time,             , 2014, which is the expiration date that we have established for the Rights Offering.

Termination

We may terminate the Rights Offering at any time and for any reason prior to the completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying stockholders and the public of the termination.

Return of Funds Upon Completion or Termination

The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. To the extent you properly exercise your Over-Subscription Privilege for an amount of shares that exceeds the number of unsubscribed shares available to you, any excess subscription payments will be returned to you within 10 business days after the expiration of the Rights Offering, without interest or penalty. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned within 10 business days, without interest or penalty.

Shares of Our Common Stock Outstanding After the Rights Offering

Based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement and the Rights Offering, assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, and if the Rights Offering is fully subscribed, we will issue an additional 144,925,083 shares of our common stock after the expiration of the Rights Offering and will have 283,842,889 shares of common stock issued and outstanding. If none of the Recordholders exercise their Basic Subscription Rights, then the Tallwood Group as the Standby Purchaser will purchase 27,439,023 shares of our common stock and we will have 166,356,829 shares issued and outstanding. The exact number of shares that we will issue in this offering will depend on the number of shares that are subscribed for in the Rights Offering by the Recordholders.

The Tallwood Group has indicated its present intent to purchase $11.25 million of our common stock pursuant to its Basic Subscription Rights.

Tallwood Group Participation

Upon the expiration of the Rights Offering, based on 99,283,662 shares of common stock outstanding as of September 26, 2014 and after giving effect to the Private Placement and the Rights Offering:

•	If all Recordholders exercise their Basic Subscription Rights in full:

•	we will issue 144,925,083 shares of common stock and will have 283,842,889 shares of common stock issued and outstanding; and

•	the Tallwood Group will beneficially own an aggregate of 86,494,521 shares, or approximately 30.5% of our then total issued and outstanding shares of common stock.

•	If none of the Recordholders exercise their Basic Subscription Rights:

•	we will sell 27,439,023 shares of common stock to the Tallwood Group in the Standby Purchase and will have 166,356,829 shares of common stock issued and outstanding; and

•	the Tallwood Group will beneficially own an aggregate of 86,494,521 shares, or approximately 52.0% of our then total issued and outstanding shares of common stock.

Stockholders who exercise their Basic Subscription Rights in full will, subject to the Over-Subscription Privilege, maintain their ownership interest relative to the pre-Private Placement ownership of the Tallwood Group.

Effect of Rights Offering on Existing Stockholders

The Private Placement has had a dilutive effect on the holders of our common stock. However, subject to the Over-Subscription Privilege, if you exercise your Basic Subscription Rights in full, your pre-Private Placement ownership interest will be maintained relative to the Tallwood Group. If you do not exercise your Basic Subscription Rights, your proportionate ownership interest in our company will further decrease.

Method of Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. You may exercise your Subscription Rights as follows:

Subscription by Record Holders

If you are a stockholder of record, the number of shares you may purchase pursuant to your Subscription Rights is indicated on the enclosed Rights Certificate. You may exercise your Subscription Rights by properly completing and executing the Rights Certificate and forwarding it, together with your full payment, to the Subscription Agent at the address given below under “Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on             , 2014.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a Rights Certificate. Instead, we will issue one Subscription Right to such nominee record holder for all shares of our common stock held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed shares before the Rights Offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your Basic Subscription Rights and are allotted the full amount of your over-subscription without reduction).

Payment Method

Payments must be made in full in U.S. currency by personal check, certified check or bank draft, or by wire transfer, and payable to “American Stock Transfer & Trust Company, LLC”, as Subscription Agent for Ikanos Communications, Inc. You must timely pay the full subscription payment, including payment for the Over-Subscription Privilege, for the full number of shares of our common stock you wish to acquired pursuant to the exercise of Subscription Rights by delivering a:

•	personal check drawn on a U.S. bank;

•	a certified check or bank draft drawn on a U.S. bank; or

•	wire transfer.

If you elect to exercise your Subscription Rights, you should consider using a wire transfer or certified check drawn on a U.S. bank to ensure that the Subscription Agent receives your funds before the Rights Offering expires. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days to clear an uncertified check. Accordingly, holders who wish to pay the Subscription Price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the Rights Offering to ensure that the payment is received and clears by that date. If you send a certified check, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the Rights Certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full subscription payment. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of Rights Certificates and payment of the subscription payment to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Rights Offering expires.

Medallion Guarantee May Be Required

Your signature on your Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	you provide on the Rights Certificate that shares are to be delivered to you as record holder of those Subscription Rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, within 10 business days following the expiration of the Rights Offering.

Subscription Agent

The Subscription Agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which Rights Certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.

If delivering by mail or overnight courier:	If delivering by hand:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

If you deliver the Rights Certificates in a manner different than that described in this prospectus, we may not honor the exercise of your Subscription Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, at (877) 478-5044.

No Fractional Shares

Fractional shares will not be issued upon the exercise of the Subscription Rights. Fractional shares of common stock resulting from the exercise of the Subscription Right will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable after expiration of the Rights Offering.

Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. If a beneficial owner of our common stock so instructs, you should complete the Rights Certificate and submit it to the Subscription Agent with the proper subscription payment by the expiration date. You may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.

Notice of Guaranteed Delivery

If you wish to exercise your Subscription Rights, but you do not have sufficient time to deliver the Rights Certificate evidencing your Subscription Rights to the Subscription Agent on or before 5:00 p.m., Eastern Time, on             , 2014, you may exercise your Subscription Rights by the following guaranteed delivery procedures:

•	deliver to the Subscription Agent before the Rights Offering expires on , 2014, at 5:00 p.m. Eastern Time subscription price payment in full for each share you subscribed for under your Subscription Rights in the manner set forth above under “The Rights Offering—Payment Method”.

•	deliver to the Subscription Agent before the Rights Offering expires on , 2014, at 5:00 p.m. Eastern Time the form entitled “Notice of Guaranteed Delivery Rights Certificate,” substantially in the form provided with the “Instructions for Use of Rights Certificates” distributed with your Rights Certificates; and

•	deliver the properly completed Rights Certificate evidencing your Subscription Rights being exercised and the related Nominee Holder Certification, if applicable, with any required signature guarantee, to the Subscription Agent no later than three business days after expiration of the Rights Offering. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the NASDAQ Capital Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Use of Ikanos Communications, Inc. Rights Certificates, which will be distributed to you with your Rights Certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act, each, an “Eligible Institution”. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of Subscription Rights represented by your Rights Certificates;

•	the number of shares of our common stock for which you are subscribing under your Subscription Rights; and

•	your guarantee that you will deliver to the Subscription Agent the Rights Certificate evidencing the Subscription Rights you are exercising within three business days following the expiration of the Rights Offering.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your Rights Certificate at the address set forth above under “The Rights Offering—Subscription Agent” or may be transmitted, if transmitted by an Eligible Institution, to the Subscription Agent by facsimile transmission to (718) 234-5001. You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at (877) 248-6417 or (718) 921-8317.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them by calling (877) 478-5044.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the Rights Offering, unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock purchased in the Rights Offering.

Foreign Stockholders

We will not mail this prospectus or Rights Certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Rights Certificates for their account. To exercise Subscription Rights, our foreign stockholders must notify the Subscription Agent as soon as possible to allow adequate time to provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction of such stockholder and payment by a U.S. bank in U.S. dollars before the expiration of the offer.

No Revocation or Change

Once you submit the Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares at the Subscription Price.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these Subscription Rights to purchase our shares. See “Material United States Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the Subscription Rights. Stockholders who exercise Subscription Rights risk investment loss on money invested. The Subscription Price represents a 17% premium to the market price per share of our common stock on September 26, 2014. We cannot assure you that the market price of our common stock will reach or exceed the Subscription Price, and even if it does so, that it will not decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Fees and Expenses

We will pay all fees charged by the Subscription Agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights, and neither we, the Subscription Agent nor the information agent will pay those expenses.

Listing

The Subscription Rights are non-transferable and will not be listed for trading on NASDAQ or any other stock exchange or market. Shares of our common stock are, including the shares of common stock to be issued in the Rights Offering, traded on NASDAQ under the symbol “IKAN.”

Important

Do not send Rights Certificates directly to us. You are responsible for choosing the payment and delivery method for your Rights Certificate and you bear the risks associated with such delivery. If you choose to deliver your Rights Certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

THE STANDBY PURCHASE

We have entered into the Standby Agreement with the Tallwood Group, pursuant to which the Tallwood Group has agreed to acquire from us $11.25 million of common stock at the Subscription Price, less any shares of our common stock the Tallwood Group purchases in the Rights Offering. The Tallwood Group is our largest single stockholder and has recently purchased $11.25 million of common stock at the Subscription Price in the Private Placement. As a Recordholder, the Tallwood Group is entitled to participate in the Rights Offering. The Tallwood Group has indicated it presently intends to purchase $11.25 million of our common stock pursuant to its Basic Subscription Rights. In addition, we are treating the shares purchased by the Tallwood Group in the Private Placement as a credit against its Basic Subscription Rights. As a result, if the Tallwood Group purchases $11.25 million of our common stock pursuant to the exercise of its Basic Subscription Rights, the Tallwood Group will be eligible to exercise its Over-Subscription Privilege. If the Tallwood Group purchases at least $11.25 million of our common stock pursuant to its Subscription Rights, then it will not be required to purchase shares of our common stock pursuant to the Standby Agreement, and there will be no Standby Purchase.

Conditions to Closing by the Standby Purchaser. The Standby Agreement provides that the obligation of the Standby Purchaser to complete the purchase of our common stock is subject to satisfaction or waiver of the following conditions:

•	our representations and warranties contained in the Standby Agreement must be true and correct in all material respects and we must have performed our obligations under the Standby Agreement; and

•	there has not been any material adverse change to our financial condition, business, prospects, assets, properties, or operations since the date of the Standby Agreement.

Conditions to Closing by the Company. The Standby Agreement provides that our obligation to issue and sell our common stock to the Standby Purchaser is subject to satisfaction or waiver of the following conditions: the representations and warranties of the Standby Purchaser contained in the Standby Agreement must be true and correct in all material respects and the Standby Purchaser must perform its obligations under the Standby Agreement.

Conditions to Closing by Both the Standby Purchaser and the Company. The Standby Agreement provides that our obligation to sell our common stock to the Standby Purchaser and the obligation of the Standby Purchaser to complete the purchase of our common stock are subject to satisfaction or waiver of the following conditions:

•	the Rights Offering shall have been consummated, terminated or abandoned; and

•	no judgment, injunction, decree, or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Standby Purchase.

The purchase of shares pursuant to the Standby Purchase will be effected in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Standby Purchase and the shares of common stock issued thereunder will not be registered pursuant to the registration statement of which this prospectus forms a part. However, we have agreed to file a registration statement within two business days of the closing of the Rights Offering that will include all shares beneficially owned by the Tallwood Group, including shares of our common stock purchased in the Standby Purchase.

We did not engage a selling or placement agent to assist us in connection with the Standby Purchase.

We expect the Standby Purchase to close within five business days following the expiration of the Rights Offering, on or about                     , 2014, unless otherwise extended by us in our sole discretion.

FINANCING PLAN

Private Placement

Securities Purchase Agreement

On September 29, 2014, we sold an aggregate of 39.6 million shares of our common stock at the Subscription Price, resulting in aggregate gross proceeds of approximately $16.25 million, pursuant to a securities purchase agreement by and among us, the Tallwood Group and Alcatel-Lucent, in a transaction exempt from the registration requirements of the Securities Act, in reliance upon Section 4(a)(2) of the Securities Act. The Tallwood Group and Alcatel-Lucent purchased $11.25 million and $5.0 million, or 27.4 million and 12.2 million shares, of our common stock, respectively.

The Tallwood Group is our largest single stockholder and prior to the Private Placement held approximately 31.8% of the outstanding shares of our common stock. Immediately following the Private Placement, the Tallwood Group held approximately 42.5% of the outstanding shares of our common stock. The Tallwood Group has agreed to purchase an additional $11.25 million of our common stock at the Subscription Price through the Rights Offering or Standby Purchase, with a total investment of no less than $22.5 million. Two members of our board of directors are affiliated with the Tallwood Group. Diosdado Banatao, the chairman of the Board, is a Founder and Managing Partner of Tallwood Venture Capital, and George Pavlov, a director, is a General Partner of Tallwood Venture Capital.

Registration Rights

We have agreed to file a registration statement on Form S-1 to register for resale the shares of our common stock acquired by Alcatel-Lucent in the Private Placement and the Warrant Shares as described below. In addition, on September 29, 2014, we amended and restated that certain stockholder agreement dated April 21, 2009, by and between us and the Tallwood Group, pursuant to which we agreed to file a registration statement on Form S-1 to register for resale the shares of our common stock acquired by the Tallwood Group in the Private Placement, the 31.6 million shares owned by the Tallwood Group prior to the Private Placement, and any shares purchased by the Tallwood Group in the Rights Offering or pursuant to the Standby Agreement. Both Alcatel-Lucent and the Tallwood Group also have piggyback registration rights.

We have agreed to pay all expenses incurred in connection with the registrations, including all registration, SEC, stock exchange, filing and qualification fees (including state securities law fees and expenses), printing expenses, messenger and delivery expenses, escrow fees, accounting fees, fees and disbursements of our counsel and independent public accountants, fees and expenses of all persons retained by us; provided, however, that we are not required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to sale of the common stock subject to these registrations. In addition, we have agreed to pay the fees and disbursements of one special counsel for Alcatel-Lucent Participations not to exceed $50,000 and all of the fees and disbursements of the Tallwood Group’s legal counsel.

Collaboration with Alcatel-Lucent

In connection with the collaboration with Alcatel-Lucent to develop ultra-broadband products, we executed a term sheet, which outlines certain aspects of the Proposed Collaboration, including requirements, deliverables, milestones, payments and other funding under the collaboration, as well as certain pricing terms pursuant to which Alcatel-Lucent would purchase products from us. While the term sheet is, for the most part, binding, the terms of the collaboration will be further detailed in one or more definitive agreements, and entry into such definitive agreements is one of several conditions necessary in order for us to receive almost all of the payments and other funding and to draw on the ALU Loan.

Alcatel-Lucent Board Observer Rights

In connection with the Private Placement, Alcatel-Lucent is entitled to appoint an observer to our board of directors.

Tallwood Group Voting Provisions

Under the Stockholder Agreement, the Tallwood Group has agreed for five years to vote, and to cause its affiliates to vote, all shares of our common stock held or beneficially owned by it in excess of 37.5% of the then-outstanding shares of our common stock in the same proportion as the votes cast by stockholders other than the Tallwood Group and its affiliates in connection with matters as specified in the Stockholder Agreement. However, pursuant to the Stockholder Agreement, the Tallwood Group agreed to vote all shares beneficially owned by it in favor of the increase in our authorized common stock.

Fees and Expenses

We have agreed to pay up to $300,000 in fees and expenses of Alcatel-Lucent related to the Private Placement and the ALU Loan Agreement, reasonable costs and expenses of Alcatel-Lucent associated with the post-funding administration of the ALU Loan, and up to $300,000 in fees and expenses of the Tallwood Group related to the Private Placement.

Loan and Security Agreement

We entered into the ALU Loan Agreement on September 29, 2014 with Alcatel-Lucent, pursuant to which we may borrow up to $10.0 million subject to the terms and conditions set forth in the ALU Loan Agreement, including but not limited to, the execution and delivery of a collaboration agreement between us and Alcatel-Lucent, the closing of the Rights Offering, the transfer to our company of at least 80% of certain intellectual property registrations currently held by one of our affiliates and the Tallwood Group’s investment in us in connection with the Private Placement, Rights Offering and Standby Purchase in an aggregate amount of at least $22.5 million. Amounts borrowed under the ALU Loan Agreement will bear an interest rate of 9.5% per annum, payable as payments in kind compounded quarterly. The ALU Loan must be repaid as to 15.0% of the then-outstanding principal balance (including accrued and unpaid capitalized interest to date) on November 30, 2016, and must be repaid in full on November 30, 2017.

We have the option to reduce the original principal amount on a dollar-for-dollar basis for each dollar of gross proceeds received by us in the Rights Offering in excess of $5.0 million, excluding any investment by the Tallwood Group in the Rights Offering, and the original principal amount shall be reduced automatically on a dollar-for-dollar basis for each dollar of gross proceeds received by us in the Rights Offering in excess of $15.0 million, excluding any investment by the Tallwood Group in the Rights Offering. Unless we receive an amount equal to or greater than $25 million of gross proceeds in the Rights Offering from sources other than investments by the Tallwood Group (in which case the original principal amount of the ALU Loan shall be reduced to zero and the commitment of Alcatel-Lucent to make the ALU Loan shall be terminated), the original principal amount cannot be reduced to an amount less than $1.0 million. Our obligations under the ALU Loan Agreement are secured by a first priority perfected lien on, and pledge of, all of our intellectual property and a second priority lien on substantially all of our other assets.

The ALU Loan Agreement contains various loan covenants that restrict our ability to take certain actions, including, incurrence of indebtedness, creation of liens, mergers or consolidations, dispositions of assets, entering into certain transactions with affiliates or changing the nature of its business. In addition, the ALU Loan Agreement contains financial covenants that require us to maintain an adjusted quick ratio of not less than 1.20 to 1.0.

In connection with the ALU Loan Agreement, we issued Alcatel-Lucent the Warrant to purchase up to 3,157,894 Warrant Shares with an exercise price of $0.475 per Warrant Share, 1,578,947 of which are exercisable at any time until November 30, 2017 and, subject to adjustment as described below, 1,578,947 of which are exercisable at any time on or after the funding date of the ALU Loan, but in no event after November 30, 2017. If the ALU Loan is not funded, 1,578,947 of the Warrant Shares will not be exercisable. In addition, in the event of a “Fundamental Transaction” as defined in the Warrant (including a consolidation, merger or acquisition by a third party of over 50% of our voting stock, or a sale of substantially all of our assets), all remaining exercisable Warrant Shares shall be deemed exercised: (i) immediately prior to and contingent upon the consummation of the Fundamental Transaction, or (ii) if the Weighted Average Price (as defined in the Warrant) of one Warrant Share is greater than the exercise price, by cashless exercise (if not otherwise exercised) immediately prior to the consummation of the Fundamental Transaction.

In the event the original principal amount of the ALU Loan is reduced prior to funding to an amount less than $10.0 million, the initial number of Warrant Shares shall be reduced by up to 50% of such initial number, with the reduction to be proportionate to the reduction in the original principal amount of the ALU Loan (e.g., a 50% reduction in the original principal amount would result in a 25% reduction of the initial number of Warrant Shares). We have agreed to register the Warrant Shares on the resale registration statement to be filed to register the shares purchased by Alcatel-Lucent in the Private Placement.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share. This description is only a summary. Our certificate of incorporation, certificate of designation of Series A Preferred Stock, and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our certificate of incorporation, our certificate of designation of Series A Preferred Stock and our bylaws for additional information before you buy any of our common stock or other securities. See “Where You Can Find More Information.”

Common Stock. We currently have 200,000,000 shares of authorized common stock. We intend to hold a special meeting of stockholders prior to the commencement of the Rights Offering to solicit stockholder approval to, among other matters, increase the number of authorized shares of common stock under our restated certificate of incorporation from 200,000,000 to 425,000,000 shares. As of September 26, 2014, there were 99,283,662 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, other than matters that relate solely to the terms of one or more outstanding series of preferred stock if such preferred stockholders are entitled to vote on such matters by law or pursuant to the certificate of incorporation. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution, or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Preferred Stock. We have 1,000,000 shares of authorized preferred stock. As of September 26, 2014, there was one share of Series A Preferred Stock issued and outstanding. The certificate of designation of Series A Preferred Stock provides that so long as the holder of the Series A Preferred Stock beneficially owns at least 35% of our outstanding common stock, it shall have the right to nominate and elect three directors. However, when its beneficial ownership dropped below 35%, the holder of the Series A Preferred Stock’s proportionate representation on our board of directors was also reduced such that the number of directors that the holder of the Series A Preferred Stock has the right to nominate and elect to our board of directors is equal to the product of (x) the percentage of outstanding common stock beneficially owned by the holder of the Series A Preferred Stock at the time of determination and (y) the number of directors then authorized on our board of directors, such product rounded to the nearest whole number. In addition, the consent of the holder of the Series A Preferred Stock is required to amend or appeal any provision of the certificate of incorporation or bylaws that would adversely affect the Series A Preferred Stock.

We may issue preferred stock, in series, with such designations, powers, preferences and other rights, and qualifications, limitations, or restrictions as our board of directors may authorize, without further action by our stockholders, including:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;

•	the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our Company, which could depress the market price of our common stock.

Certain Provisions of Delaware Law and of the Charter and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring, or discouraging another party from acquiring control of us.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws. Our certificate of incorporation and bylaws provide that:

•	our bylaws may be amended or repealed only by a majority vote of our board of directors or a majority stockholder vote, provided that a two-thirds vote of stockholders is required to amend or repeal provisions of our bylaws regarding the ability of stockholders to take action and the election and removal of directors.

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to amend or repeal the provisions of our certificate of incorporation regarding the inability of stockholders to take action by written consent;

•	our board of directors is authorized to issue preferred stock without stockholder approval; and

•	we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

PLAN OF DISTRIBUTION

We are making the Rights Offering directly to the holders of our common stock on September 26, 2014. We have not employed any brokers, dealers or underwriters in connection with the Rights Offering and will not pay any underwriting commissions, fees or discounts in connection with the Rights Offering. Some of our directors or officers may assist in the Rights Offering. These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation.

We will bear all costs, expenses and fees in connection with the Rights Offering. We will pay the Subscription Agent and information agent a fee of $          and reimburse the Subscription Agent and information agent for certain expenses incurred in connection with the Rights Offering. We estimate that our total expenses in connection with the Rights Offering, including fees to the Subscription Agent, will be approximately $        .

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the Subscription Rights.

This discussion does not address the tax consequences to the Tallwood Group related to the Private Placement or the Standby Agreement. This summary deals only with Subscription Rights and shares of our common stock that are held as capital assets by a beneficial owner who acquires shares of our common stock upon exercise of Subscription Rights. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such beneficial owners in light of their personal circumstances. This discussion also does not address tax consequences that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding Subscription Rights or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Subscription Rights or shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as Medicare contribution taxation or estate, generation-skipping or gift taxation). Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the receipt and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering and the acquisition, ownership and disposition of shares of our common stock acquired upon exercise of the Subscription Rights that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of Subscription Rights or shares of our common stock acquired upon exercise of Subscription Rights that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is any beneficial owner of Subscription Rights or shares of our common stock acquired upon exercise of Subscription Rights (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Subscription Rights or shares of our common stock acquired upon the exercise of Subscription Rights, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL

LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

A stock distribution made by a corporation to its shareholders is generally a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Code. For purposes of Section 305 of the Code, rights to acquire stock are treated as stock, and therefore, a distribution of a Subscription Right to acquire our common stock will be treated as a stock distribution. If Section 305(a) of the Code does not apply to the distribution, the distribution would be treated as a taxable distribution of property under either Section 305(b) or 305(c) of the Code.

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including, for example, the effects of the over-subscription privilege, the Private Placement and the Standby Agreement, your receipt of Subscription Rights pursuant to the Rights Offering should be treated as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

If the receipt of the Subscription Rights is treated as a distribution described in either Section 305(b) or 305(c) of the Code, the receipt would be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the Subscription Rights and your allocable share of our current or accumulated earnings and profits, or E&P. Any excess would be treated first as a tax-free return of capital to the extent of your adjusted basis in your shares of our common stock and then as capital gain.

The remainder of this discussion assumes that the receipt of Subscription Rights will be treated as a nontaxable distribution.

Tax Basis in the Subscription Rights

If the fair market value of the Subscription Rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the Subscription Rights are distributed) on the date you receive the Subscription Rights, the Subscription Rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the Subscription Rights in proportion to the relative fair market values of the existing shares of common stock and the Subscription Rights determined on the date of receipt of the Subscription Rights. If you choose to allocate basis between your existing common shares and the Subscription Rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the Subscription Rights. Such an election is irrevocable.

However, if the fair market value of the Subscription Rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the Subscription Rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the Subscription Rights you receive in proportion to their fair market values determined on the date you receive the Subscription Rights.

The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights on that date. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Subscription Rights and the trading price of our shares of common stock on the date that the Subscription Rights are distributed, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss upon the exercise of a Subscription Right in the Rights Offering. Your tax basis in a new common share acquired upon exercise of a Subscription Right in the Rights Offering generally will be equal to your adjusted tax basis in the Subscription Right, if any, plus the Subscription Price. The holding period of a share of common stock acquired upon exercise of a Subscription Right in the Rights Offering will begin on the date of exercise.

If you exercise a Subscription Right received in the Rights Offering after disposing of the shares of our common stock with respect to which such Subscription Right is received, then certain aspects of the tax treatment of the exercise of the Subscription Right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the Subscription Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the Subscription Right. If you exercise a Subscription Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Subscription Right is received, you should consult with your tax advisor.

Expiration of Subscription Rights

If you allow Subscription Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common shares previously allocated to the Subscription Rights that have expired to the existing common shares.

Taxation of Common Shares

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of Subscription Rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common shares generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of Subscription Rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of shares of our common stock acquired through the exercise of Subscription Rights. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person on IRS Form W-9 or Substitute Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights and Our Common Stock

Receipt, Exercise and Expiration of the Subscription Rights

A stock distribution made by a corporation to its shareholders is generally a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Code. For purposes of Section 305 of the Code, rights to acquire stock are treated as stock, and therefore, a distribution of a Subscription Right to acquire shares of our common stock will be treated as a stock distribution. If Section 305(a) of the Code does not apply to the distribution, the distribution would be treated as a taxable distribution of property under either Section 305(b) or 305(c) of the Code.

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including, for example, the effects of the over-subscription privilege, the Private Placement and the Standby Agreement, your receipt of Subscription Rights pursuant to the Rights Offering should be treated as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

If the receipt of the Subscription Rights is treated as a distribution described in either Section 305(b) or 305(c) of the Code, the receipt would be treated as a taxable dividend in an amount equal to the lesser of the fair market value of the Subscription Rights and your allocable share of our current or accumulated E&P. Dividends paid with respect to shares of our common stock generally will be subject to withholding tax as described under “— Tax Consequences to Non-U.S. Holders — Distributions on Our Common Stock” below. Any excess would be treated first as a tax-free return of capital to the extent of your adjusted basis in your shares of our common stock and then as capital gain. In general, you will be subject to U.S. federal income tax on any capital gain only to the extent described under “— Tax Consequences to Non-U.S. Holders — Sale or other Disposition of Our Common Stock” below.

The remainder of this discussion assumes that the receipt of Subscription Rights will be treated as a nontaxable distribution.

You will not be subject to U.S. federal income tax (or any withholding thereof) on the exercise or expiration of the Subscription Rights.

Distributions on Our Common Stock

Any distributions of cash or property made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our E&P, if any, at a rate of 30% (or a lower rate prescribed in an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment within the United States); instead, you will be taxed generally in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above).

Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Sale or Other Disposition of Our Common Stock

In general, you will not be subject to U.S. federal income tax on any gain realized on a sale of our common stock by you unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States);

•	you are an individual, you hold your shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period, more than 5% of our common stock (including Subscription Rights).

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. Unless you comply with certification procedures to establish that you are not a U.S. person, information reporting may apply to the proceeds from a sale or other disposition of our common stock and you may be subject to U.S. backup withholding tax on payments of dividends or the proceeds from a sale or other disposition of our common stock. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Legislation enacted in 2010 and commonly referred to as FATCA may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on our common shares paid on or after July 1, 2014, or gross proceeds from the sale or other disposition of, our shares of common stock paid on or after January 1, 2017, to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts. Prospective investors should consult their tax advisors regarding this legislation.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room, located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and web site of the SEC referred to above. We maintain a web site at www.ikanos.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2014, June 29, 2014 and September 28, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2014, February 24, 2014, March 12, 2014, March 21, 2014, April 25, 2014, June 5, 2014, September 19, 2014, September 29, 2014, October 10, 2014 and October 20, 2014;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2014;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 31, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on September 19, 2005, including any amendment or report filed for the purpose of updating such description.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, Attn: Corporate Secretary, telephone (510) 979-0400. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$902
NASDAQ Capital Market listing fee	50,000	*
Accounting fees and expenses	43,000	*
Legal fees and expenses	1,000,000	*
Subscription and Information Agent fees and expenses	20,000	*
Printing and engraving expenses	75,000	*
Miscellaneous fees and expenses	111,098	*

Total	$1,300,000	*

*	Estimated.

Item 14.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VI of the Registrant’s restated certificate of incorporation and Article VI of the Registrant’s bylaws provide for indemnification of its directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities arising under federal securities laws, liabilities arising out of the performance of their duties as a director or officer and certain other claims and liabilities. Under these agreements and pursuant to its bylaws, the Registrant has also agreed to advance any expenses (including legal fees) incurred by such director or officer in connection with such claims and liabilities.

Item 15.	Recent Sale of Unregistered Securities

On September 29, 2014, the Registrant sold an aggregate of 39,634,144 shares of common stock to two investors for aggregate gross proceeds of $16.25 million. The sale of the securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

Also on September 29, 2014, the Registrant issued a warrant to purchase 3,157,894 shares of common stock with an exercise price of $0.4750 per share. The sale of the securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

3.1	Restated Certificate of Incorporation, as amended on June 3, 2014. Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

Exhibit Number	Description

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2014.

3.3	Certificate of Designation of Series A Preferred Stock. Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on August 25, 2009.

4.1	Form of Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).

4.2	Amended and Restated Stockholder Agreement dated as of September 29, 2014 by and between the Registrant and Tallwood III, L.P., Tallwood III Partners, L.P. and Tallwood III Associates, L.P. (the “Tallwood Group”). Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

4.3	Warrant to Purchase Common Stock of Ikanos Communications Inc. issued to Alcatel-Lucent Participations dated September 29, 2014. Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014

4.4#	Form of Rights Certificate.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1*	Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers. Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).

10.2*	Amended and Restated 1999 Stock Option Plan and related form agreements there under. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2006.

10.3*	Amended and Restated 2004 Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2011.

10.3.1*	Form of Restricted Stock Unit Agreement. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.2*	Form of Amended and Restated Stock Option Agreement. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.3*	French Sub-Plan for the Grant of Restricted Stock Units. Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.4*	Form of Restricted Stock Unit Agreement for Employees in France. Incorporated by reference to Exhibit 10.3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.5*	French Sub-Plan for the Grant of Stock Options. Incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.6*	Form of Stock Option Agreement for Employees in France. Incorporated by reference to Exhibit 10.4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.7*	India Sub-Plan. Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.8*	Form of Restricted Stock Unit Agreement For Employees in India. Incorporated by reference to Exhibit 10.5.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

Exhibit Number	Description

10.3.9*	Form of Stock Option Agreement for Employees in India. Incorporated by reference to Exhibit 10.5.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.4*	Amended and Restated 2004 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.4 to Amendment No. 6 of the Registrant’s Registration Statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).

10.4.1*	2004 Employee Stock Purchase Plan as amended dated as of October 22, 2008. Incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2008.

10.5*	2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.1*	Form of Notice of Stock Unit Award under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.2*	Form of Notice of Stock Option Grant under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.3*	Form of Notice of Grant of Stock Appreciation Rights (SAR) under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.4*	Form of Notice of Stock Option Grant for non-employee directors under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.4 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.6	Lease agreement, dated as of February 7, 2006, as amended by the first amendment dated June 26, 2006 and the second amendment dated December 8, 2010, between Registrant and ProLogis, and addenda thereto. Incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K filed with the SEC on February 27, 2006.

10.7	Asset Purchase Agreement by and between Ikanos Communications, Inc. and Conexant Systems, Inc. dated as of April 21, 2009. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2009.

10.8	Securities Purchase Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Associates, L.P., Tallwood III Partners, L.P., and Tallwood III Annex, L.P. dated as of April 21, 2009. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2009.

10.9*	Offer letter dated as of May 31, 2012 with Omid Tahernia. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2012.

10.10*	Notice of Stock Option Grant and Stock Option Agreement dated as of June 11, 2012, by and between the Registrant and Mr. Tahernia. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2012.

10.11*	Ikanos Communications, Inc. Executive Incentive Plan. Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2012.

Exhibit Number	Description

10.12	Securities Purchase Agreement, dated as of September 29, 2014, by and among the Registrant, affiliates of the Tallwood Group and Alcatel-Lucent Participations. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

10.13	Loan and Security Agreement, dated September 29, 2014, by and between the Company and Alcatel-Lucent USA Inc. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

10.14	Standby Purchase Agreement, dated September 29, 2014, by and between the Company and the Tallwood Group. Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2013.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.3#	Consent of GCA Savvian.

24.1#	Power of Attorney.

99.1#	Form of Instruction as to Use of Rights Certificate.

99.2#	Form of Letter to Stockholders.

99.3#	Form of Letter to Brokers, Dealers, Banks and Other Nominees.

99.4#	Form of Beneficial Holder Election Form.

99.5#	Form of Nominee Holder Certification.

99.6#	Form of Notice to Guaranteed Delivery for Rights Certificates.

*	Indicates a management contract or compensatory plan or arrangement.
**	To be filed by amendment.
#	Previously filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on the 12th day of November, 2014.

IKANOS COMMUNICATIONS, INC.

By	/s/ Omid Tahernia
Omid Tahernia President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Omid Tahernia Omid Tahernia	President, Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2014

/s/ Dennis Bencala Dennis Bencala	Chief Financial Officer and Vice President of Finance (Principal Financial and Accounting Officer)	November 12, 2014

* Diosdado P. Banatao	Chairman of the Board and Director	November 12, 2014

* Jason W. Cohenour	Director	November 12, 2014

* Danial Faizullabhoy	Director	November 12, 2014

* Frederick M. Lax	Director	November 12, 2014

* George Pavlov	Director	November 12, 2014

* James Smaha	Director	November 12, 2014

*By:	/s/ Dennis Bencala Attorney-in-Fact	November 12, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation, as amended on June 3, 2014. Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 31, 2014.

3.3	Certificate of Designation of Series A Preferred Stock. Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on August 25, 2009.

4.1	Form of Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Registrant’s Registration Statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).

4.2	Amended and Restated Stockholder Agreement dated as of September 29, 2014 by and between the Registrant and Tallwood III, L.P., Tallwood III Partners, L.P. and Tallwood III Associates, L.P. (the “Tallwood Group”). Incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

4.3	Warrant to Purchase Common Stock of Ikanos Communications Inc. issued to Alcatel-Lucent Participations dated September 29, 2014. Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014

4.4#	Form of Rights Certificate.

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1*	Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers. Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).

10.2*	Amended and Restated 1999 Stock Option Plan and related form agreements there under. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2006.

10.3*	Amended and Restated 2004 Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 4, 2011.

10.3.1*	Form of Restricted Stock Unit Agreement. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.2*	Form of Amended and Restated Stock Option Agreement. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.3*	French Sub-Plan for the Grant of Restricted Stock Units. Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.4*	Form of Restricted Stock Unit Agreement for Employees in France. Incorporated by reference to Exhibit 10.3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.5*	French Sub-Plan for the Grant of Stock Options. Incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.6*	Form of Stock Option Agreement for Employees in France. Incorporated by reference to Exhibit 10.4.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.7*	India Sub-Plan. Incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

Exhibit Number	Description

10.3.8*	Form of Restricted Stock Unit Agreement For Employees in India. Incorporated by reference to Exhibit 10.5.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.3.9*	Form of Stock Option Agreement for Employees in India. Incorporated by reference to Exhibit 10.5.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 11, 2006.

10.4*	Amended and Restated 2004 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.4 to Amendment No. 6 of the Registrant’s Registration Statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).

10.4.1*	2004 Employee Stock Purchase Plan as amended dated as of October 22, 2008. Incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2008.

10.5*	2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.1*	Form of Notice of Stock Unit Award under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.2*	Form of Notice of Stock Option Grant under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.3*	Form of Notice of Grant of Stock Appreciation Rights (SAR) under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.5.4*	Form of Notice of Stock Option Grant for non-employee directors under the 2014 Stock Incentive Plan. Incorporated by reference to Exhibit 10.1.4 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2014.

10.6	Lease agreement, dated as of February 7, 2006, as amended by the first amendment dated June 26, 2006 and the second amendment dated December 8, 2010, between Registrant and ProLogis, and addenda thereto. Incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K filed with the SEC on February 27, 2006.

10.7	Asset Purchase Agreement by and between Ikanos Communications, Inc. and Conexant Systems, Inc. dated as of April 21, 2009. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2009.

10.8	Securities Purchase Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Associates, L.P., Tallwood III Partners, L.P., and Tallwood III Annex, L.P. dated as of April 21, 2009. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 24, 2009.

10.9*	Offer letter dated as of May 31, 2012 with Omid Tahernia. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2012.

10.10*	Notice of Stock Option Grant and Stock Option Agreement dated as of June 11, 2012, by and between the Registrant and Mr. Tahernia. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2012.

10.11*	Ikanos Communications, Inc. Executive Incentive Plan. Incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2012.

Exhibit Number	Description

10.12	Securities Purchase Agreement, dated as of September 29, 2014, by and among the Registrant, affiliates of the Tallwood Group and Alcatel-Lucent Participations. Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

10.13	Loan and Security Agreement, dated September 29, 2014, by and between the Company and Alcatel-Lucent USA Inc. Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

10.14	Standby Purchase Agreement, dated September 29, 2014, by and between the Company and the Tallwood Group. Incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2014.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on February 28, 2013.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.3#	Consent of GCA Savvian.

24.1#	Power of Attorney.

99.1#	Form of Instruction as to Use of Rights Certificate.

99.2#	Form of Letter to Stockholders.

99.3#	Form of Letter to Brokers, Dealers, Banks and Other Nominees.

99.4#	Form of Beneficial Holder Election Form.

99.5#	Form of Nominee Holder Certification.

99.6#	Form of Notice to Guaranteed Delivery for Rights Certificates.

*	Indicates a management contract or compensatory plan or arrangement.
**	To be filed by amendment.
#	Previously filed.